CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED BY “XXXX”.

PURCHASE AND SALE CONTRACT

AMONG

AIMCO ELM CREEK, L.P.
AIMCO ELM CREEK TOWNHOMES THREE, LLC

AIMCO YORKTOWN, L.P.

2200 GRACE OWNER, LLC

AIMCO HYDE PARK TOWER, L.L.C.

CHURCH STREET ASSOCIATES LIMITED PARTNERSHIP

WILLIAMSBURG LIMITED PARTNERSHIP

AS SELLERS

AND

LATERRA CAPITAL MANAGEMENT, LLC

AS PURCHASER

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Page

Article I DEFINED TERMS		1
Article II PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT		8
2.1	Purchase and Sale	8
2.2	Purchase Price and Deposit	8
2.3	Escrow Provisions Regarding Deposit.	9
Article III PROPERTY INVESTIGATIONS		11
3.1	Access Agreement	11
3.2	Ongoing Investigations	11
3.3	Property Materials.	12
3.4	Property Contracts	12
Article IV TITLE; LOAN ASSUMPTION		12
4.1	Title Documents	12
4.2	Survey	13
4.3	Subsequently Disclosed Exceptions	13
4.4	Permitted Exceptions	14
4.5	Assumed Encumbrances	14
Article V CLOSING		17
5.1	Closing Date	17
5.2	Seller Closing Deliveries.	19
5.3	Purchaser Closing Deliveries	20
5.4	Closing Prorations and Adjustments	21
5.5	Post-Closing Adjustments	25
5.6	Survival.	26
Article VI REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER		26
6.1	Seller's Representations	26
6.2	AS-IS	29
6.3	Survival of Seller's Representations	31
6.4	Definition of Seller's Knowledge	32
6.5	Changed Facts or Circumstances.	32
6.6	Representations and Warranties of Purchaser	32
6.7	Definition of Purchaser’s Knowledge..	34
Article VII OPERATION OF THE PROPERTIES		34

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(continued)

7.1	Leases and Property Contracts	34
7.2	General Operation of Property	36
7.3	Liens	36
7.4	Tax Appeals	36
Article VIII CONDITIONS PRECEDENT TO CLOSING		37
8.1	Purchaser's Conditions to Closing	37
8.2	Sellers' Conditions to Closing	38
Article IX BROKERAGE		39
9.1	Indemnity	39
9.2	Brokers Commission	39
9.3	Survival.	39
Article X DEFAULTS AND REMEDIES		39
10.1	Purchaser Default	39
10.2	Seller Default	40
10.3	Notice and Cure Right..	41
Article XI CASUALTY		41
11.1	Major Damage	41
11.2	Repairs	42
Article XII EMINENT DOMAIN		43
12.1	Eminent Domain	43
Article XIII MISCELLANEOUS		44
13.1	Binding Effect of Contract	44
13.2	Exhibits and Schedules	44
13.3	Assignability	44
13.4	Captions	45
13.5	Number and Gender of Words	45
13.6	Notices	45
13.7	Governing Law and Venue	46
13.8	Entire Agreement	46
13.9	Amendments	46
13.10	Severability	47
13.11	Multiple Counterparts	47
13.12	Construction	47

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(continued)

13.13	Confidentiality	47
13.14	Time of the Essence	49
13.15	Waiver	49
13.16	Attorneys' Fees	49
13.17	Time Zone/Time Periods	49
13.18	1031 Exchange	49
13.19	No Personal Liability of Officers, Trustees or Directors	49
13.20	ADA Disclosure	49
13.21	No Recording	50
13.22	Relationship of Parties	50
13.23	AIMCO Marks	50
13.24	Non-Solicitation of Employees	50
13.25	Intentionally Omitted	50
13.26	Multiple Purchasers	50
13.27	Lead Paint Disclosure.	50
13.28	Obligation to Close on all Properties	51
13.29	Joint and Several Liability.	51
13.30	WAIVER OF JURY TRIAL	51

SCHEDULES

Schedule A-1 Seller Information Schedule

Schedule A-2 Loan Information Schedule

Schedule 1.10 Assumed Property Contracts

Schedule 4.4 Permitted Exceptions

Schedule 4.5.1 Existing Loan Documents
Schedule 6.1.3 Litigation / Actions / Proceedings / Investigations

Schedule 6.1.8(a) Lease Defaults

Schedule 6.1.8(b) Rent Roll

Schedule 6.1.15 Pending Tax Certiorari Proceedings

EXHIBITS

Exhibit A-1 through A-7 Legal Description of the Land

Exhibit B Form of Special Warranty Deed

Exhibit C Bill of Sale

Exhibit D General Assignment and Assumption

Exhibit E Assignment and Assumption of Leases and Security Deposits

Exhibit F Tenant Notice Letters

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(continued)

Exhibit G-1 through G-7 Proforma Owner’s Title Policies

Exhibit H Form of Title Affidavit/Indemnity and Gap Indemnity

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PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT is entered into as of the 10th day of December, 2025 (the “Effective Date”), by and among the selling parties identified on Schedule A-1 (the “Seller Information Schedule”) having an address at 4582 South Ulster Street, Suite 1450, Denver, Colorado 80237 (individually a “Seller” and collectively “Sellers”), and LaTerra Capital Management, LLC, a Delaware limited liability company, having an address at XXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX (“Purchaser”).

RECITALS

A. Each Seller owns the real estate commonly known as and identified by the “Community Name” listed on the Seller Information Schedule and as more particularly described in Exhibits A-1 to A-7 attached hereto and made a part hereof, and the improvements thereon.

B. Purchaser desires to purchase, and each Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

Article I
DEFINED TERMS

Unless otherwise expressly provided herein (or unless the context otherwise requires), each of the terms listed in this Article I shall have the following respective meanings:

1.1 “Access Agreement” shall have the meaning set forth in Section 3.1.

1.2 “ADA” shall have the meaning set forth in Section 13.20.

1.3 “Additional Deposit” shall have the meaning set forth in Section 2.2.1.

1.4 “Affiliate” shall have the meaning set forth in Section 13.3.

1.5 “AIMCO” means Apartment Investment and Management Company.

1.6 “AIMCO Marks” means all trade names, service names, service marks and other proprietary or intellectual property owned by a Seller, its Property Manager, or AIMCO in the marketing, operation or use of a Property, including without limitation the name “AIMCO” and the phrase “Aimco - creating value”, but excluding (i) each “Community Name” listed on the Seller Information Schedule, and (ii) any and all naming and branding rights for each Property which does not otherwise include the name “AIMCO” or “Apartment Investment and Management Company” therein.

1.7 “Applicable Share” has the meaning set forth on the Seller Information Schedule.

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1.8 “Assumed Encumbrances” shall have the meaning set forth in Section 4.5.1.

1.9 “Assumed Leases” means, with respect to each Property, the Leases listed on the Rent Roll for such Property attached to Schedule 6.1.8(b) hereof, and any New Leases for such Property entered into by applicable Seller pursuant to Section 7.1.1 and included in the updated Rent Roll delivered by such Seller pursuant to Section 5.2.9, which are in effect as of the Closing.

1.10 “Assumed Loan Documents” shall have the meaning set forth in Section 4.5.2.

1.11 “Assumed Property Contracts” means, with respect to each Property, the Property Contracts listed on Schedule 1.10 hereof and designated as Property Contracts for such Property, and any New Property Contracts for such Property entered into by applicable Seller pursuant to Section 7.1.2, which are in effect as of the Closing.

1.12 “Broker(s)” shall have the meaning set forth in Section 9.1.

1.13 “Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State of Illinois.

1.14 “Changed Facts and Circumstances” shall have the meaning set forth in Section 6.5.

1.15 “Claims” shall have the meaning set forth in Section 6.2.5.

1.16 “Closing” means the consummation of the purchase and sale of the Properties in accordance with the terms and conditions of this Contract.

1.17 “Closing Date” shall have the meaning set forth in Section 5.1.

1.18 “Closing Documents” means any and all agreements and other instruments executed by any Seller and/or Purchaser with or in favor of the other party at Closing pursuant to this Contract.

1.19 “Code” shall have the meaning set forth in Section 2.3.6.

1.20 “Confidential Information” shall have the meaning set forth in Section 13.13.1.

1.21 “Contract” shall mean this purchase and sale agreement (inclusive of all exhibits and schedules), as the same may hereafter be amended or assigned.

1.22 “control” shall have the meaning set forth in Section 13.3.

1.23 “CTA Portion” shall have the meaning set forth in Section 5.4.8.

1.24 “Data Site” shall have the meaning set forth in Section 3.3.1.

1.25 “Deed” shall have the meaning set forth in Section 5.2.1.

1.26 “Defaulting Party” shall have the meaning set forth in Section 10.3.

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1.27 “Denial” shall have the meaning set forth in Section 5.1.3.

1.28 “Deposit” shall have the meaning set forth in Section 2.2.1.

1.29 “Effective Date” shall have the meaning set forth in the introductory paragraph.

1.30 “ERISA” shall have the meaning set forth in Section 6.1.12.

1.31 “Escrow Agent” shall have the meaning set forth in Section 2.2.1.

1.32 “Excluded Permits” means, with respect to each Property, those Permits which, under applicable law, are nontransferable or non-assignable.

1.33 “Existing Guaranty/Indemnity Agreements” shall have the meaning set forth in Section 4.5.3.

1.34 “Existing Loan Documents” shall have the meaning set forth in Section 4.5.1.

1.35 “FHA” shall have the meaning set forth in Section 13.20.

1.36 “Fixtures and Tangible Personal Property” means, with respect to each Property, all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on such Property or in or on the Improvements as of the Effective Date and used by the applicable Seller in connection with the ownership, occupation and/or operation of all or any part of such Property; provided, however, that the term “Fixtures and Tangible Personal Property” specifically excludes any of the foregoing to the extent the same are not owned by the applicable Seller (including, without limitation, if the same are leased by such Seller or are owned or leased by any Tenant or guest, employee or other person furnishing goods or services to such Property).

1.37 “Floor Amount” shall have the meaning set forth in Section 6.3.1.

1.38 “General Assignment” shall have the meaning set forth in Section 5.2.3.

1.39 “Good Funds” shall have the meaning set forth in Section 2.2.1.

1.40 “Improvements” means all buildings and improvements located on the Land corresponding to each Property.

1.41 “Individual Cap Amount” shall have the meaning set forth in Section 6.3.1.

1.42 “Initial Deposit” shall have the meaning set forth in Section 2.2.1.

1.43 “XXXXX” shall have the meaning set forth in Section 4.5.3.

1.44 “Land” means, with respect to each Property, all of those certain tracts of land described on Exhibit A-1 through Exhibit A-7 and all rights, privileges and appurtenances pertaining thereto, as more particularly described in each Deed.

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1.45 “Lease(s)” means, with respect to each Property, all leases, subleases and other occupancy contracts with the applicable Seller, as landlord, which provide for the use or occupancy of space or facilities on such Property.

1.46 “Leases Assignment” shall have the meaning set forth in Section 5.2.4.

1.47 “Lender” shall have the meaning set forth in Section 4.5.1.

1.48 “Lender Fees” shall have the meaning set forth in Section 4.5.4.

1.49 “Loan(s)” shall have the meaning set forth in Section 4.5.1.

1.50 “Loan Assumption and Release” shall have the meaning set forth in Section 4.5.2.

1.51 “Loan Assumption and Release Approval Package” shall have the meaning set forth in Section 4.5.3.

1.52 “Loan Assumption Documents” shall have the meaning set forth in Section 4.5.2.

1.53 “Loan Balance” shall have the meaning set forth in Section 2.2.2.

1.54 “Loan Information Schedule” shall have the meaning set forth in Section 4.5.1.

1.55 “Losses” shall mean any and all damages, mechanics' liens, materialmen's liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys' fees and the cost of any appeals).

1.56 “Mandatory Removal Items” shall have the meaning set forth in Section 4.4.

1.57 “Materials” shall have the meaning set forth in Section 3.3.1.

1.58 “Miscellaneous Property Assets” means, with respect to each Property, all rights, title and interest of each Seller (if and to the extent transferable or assignable) in and to any and all warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the applicable Property, excluding, however, with respect to each Property (a) receivables (which, if applicable, shall be subject to provisions set forth in Section 5.4), (b) Property Contracts, (c) Leases, (d) Permits, (e) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit (other than any reserves, impounds and other accounts held by Lender in connection with each Loan, which shall be assigned to Purchaser pursuant to Section 4.5.5), (f) refunds, rebates or other claims, or any interest thereon, for periods or events occurring, or attributable to periods, prior to the Closing Date, (g) [intentionally omitted], (h) insurance or other prepaid items, (i) such Seller's proprietary books and records, or (j) any right, title or interest in or to the AIMCO Marks. The term “Miscellaneous Property Assets” also shall include all of the applicable Seller's rights, if any, in and to the names “Eldridge Townhomes”, “Elm Creek”, “Evanston Place”, “Yorktown Apartments”, “2200 Grace”, “Hyde Park Tower” and “Willow Bend”, and to any internet domain name (but not the content of any website maintained by such Seller or any of such Seller’s affiliates or the Property Manager,

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and/or any internet domain name to the extent it includes the AIMCO Marks), as they relate solely to use in connection with the applicable Property (and not with respect to any other property owned or managed by any Seller, Property Manager, AIMCO, or their respective affiliates).

1.59 “MyDec” shall have the meaning set forth in Section 5.3.8.

1.60 “New Exception” shall have the meaning set forth in Section 4.3.

1.61 “New Exception Review Period” shall have the meaning set forth in Section 4.3.

1.62 “New Guaranty/Indemnity Agreements” shall have the meaning set forth in Section 4.5.3.

1.63 “New Leases” shall have the meaning set forth in Section 7.1.1.

1.64 “New Property Contracts” shall have the meaning set forth in Section 7.1.2.

1.65 “Non-Defaulting Party” shall have the meaning set forth in Section 10.3.

1.66 “Non-Released/Waived Claims” shall have the meaning set forth in Section 6.2.3.

1.67 “Note” shall have the meaning set forth in Section 4.5.1.

1.68 “Permits” means, with respect to each Property, all licenses and permits granted by any governmental authority having jurisdiction over such Property and required in order to own and operate such Property.

1.69 “Permitted Exceptions” shall have the meaning set forth in Section 4.4.

1.70 “Post-Closing Leasing Commissions Schedule” shall have the meaning set forth in Section 5.4.5.3.

1.71 “Property” means (a) the Land and Improvements and all rights of the applicable Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to such Land and Improvements, (b) all of the applicable Seller’s right, title and interest in and to the Assumed Property Contracts, the Assumed Leases, and the Permits (other than Excluded Permits), (c) the Fixtures and Tangible Personal Property, and (d) the Miscellaneous Property Assets.

1.72 “Property Contracts” means, with respect to each Property, all contracts, agreements, equipment leases, purchase orders, maintenance, service and similar contracts, excluding Leases and Utility Contracts, regardless of whether entered into by the applicable Seller or the applicable Property Manager, on behalf of such Seller, which relate to the ownership, use, maintenance, construction or repair and/or operation of such Property, but expressly excluding (a) any national or master contracts entered into by the applicable Seller, Property Manager and/or AIMCO with respect to the applicable Property but inclusive of other property(ies) besides the Property, all of which shall be terminated by the applicable Seller, at such Seller’s sole cost and expense, at or prior to the Closing, or (b) any cellular phone contract or property management

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contract for such Property, which shall be terminated by the applicable Seller, at such Seller’s sole cost and expense, at or prior to the Closing.

1.73 “Property Manager” means the current property manager of each Property.

1.74 “Proration Schedule” shall have the meaning set forth in Section 5.4.1.

1.75 “Purchase Price” means the consideration to be paid by Purchaser to Sellers for the purchase of each Property pursuant to Section 2.2. The Purchase Price for each Property is set forth on the Seller Information Schedule.

1.76 “Purchaser” shall have the meaning set forth in the introductory paragraph.

1.77 “Purchaser Caused Encumbrances” shall have the meaning set forth in Section 4.4.3.

1.78 “Purchaser Knowledge Party” shall have the meaning set forth in Section 6.7.

1.79 “Purchaser Representatives” shall have the meaning set forth in Section 3.1.

1.80 “Qualifying Income” shall have the meaning set forth in Section 2.3.7.

1.81 “Rent Collection Application Order” shall have the meaning set forth in Section 5.4.5

1.82 “Rent Ready Credit” shall have the meaning set forth in Section 5.4.5.4.

1.83 “Rent Roll” shall have the meaning set forth in Section 6.1.8.

1.84 “Replacement Guarantor” shall have the meaning set forth in Section 4.5.3.

1.85 “Required Loan Fund Amounts” shall have the meaning set forth in Section 4.5.5.

1.86 “Security Instrument” shall have the meaning set forth in Section 4.5.1.

1.87 “Seller(s)” shall have the meaning set forth in the introductory paragraph.

1.88 “Seller's Indemnified Parties” shall mean any Seller, together with such Seller's affiliates, parent and subsidiary entities, partners, managers, members, employees, officers, directors, trustees, representatives, agents, Property Manager, and AIMCO.

1.89 “Seller Information Schedule” shall have the meaning set forth in the introductory paragraph.

1.90 “Seller’s knowledge” shall have the meaning set forth in Section 6.4.

1.91 “Seller Knowledge Party” shall have the meaning set forth in Section 6.4.

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1.92 “Seller REIT” shall have the meaning set forth in Section 2.3.7.

1.1 “Seller’s Representation Certificate” shall have the meaning set forth in Section 5.2.10.

1.93 “Seller's Representations” shall have the meaning set forth in Section 6.1.

1.94 “Seller’s Representations and Covenants” shall have the meaning set forth in Section 6.2.

1.95 “Supplemental Loan” shall have the meaning set forth in Section 4.5.6.

1.96 “Supplemental Loan Approval Package” shall have the meaning set forth in Section 4.5.6.

1.97 “Survey” shall have the meaning ascribed thereto in Section 4.2.

1.98 “Survival Period” shall have the meaning set forth in Section 6.3.

1.99 “Tenant” means any person or entity entitled to occupy any portion of the applicable Property under a Lease.

1.100 “Tenant Deposits” means, with respect to a Property, all security deposits, pet deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon, paid by Tenants to the applicable Seller pursuant to its Leases. Tenant Deposits shall not include any non-refundable fees paid by Tenants to the applicable Seller, either pursuant to the Leases or otherwise.

1.101 “Tenant Security Deposit Balance” shall have the meaning set forth in Section 5.4.5.2.

1.102 “Terminated Contracts” shall have the meaning set forth in Section 3.4.

1.103 “Third Party Reports” means copies of all final reports, studies, environmental audits, environmental assessments and other due diligence documents prepared by unaffiliated third parties for, and received by, Purchaser with respect to the Properties (but, in all cases, excluding any attorney-client privileged information) in connection with Purchaser's investigation of a Property.

1.104 “Title Commitment” shall have the meaning set forth in Section 4.1.

1.105 “Title Documents” shall have the meaning set forth in Section 4.1.

1.106 “Title Insurer” shall have the meaning set forth in Section 2.2.1.

1.107 “Title Policy” shall have the meaning set forth in Section 4.1.

1.108 “Uncollected Rents” shall have the meaning set forth in Section 5.4.5.1.

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1.109 “Utility Contract” shall mean any agreement entered into by any of Sellers for the purchase of electricity, gas or other utility service for its respective Property.

Article II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1 Purchase and Sale. Each Seller agrees to sell and convey its applicable Property listed on the Seller Information Schedule to Purchaser and Purchaser agrees to purchase such Property from each Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2 Purchase Price and Deposit. The aggregate purchase price for all of the Properties is Four Hundred Fifty-Five Million Dollars ($455,000,000). The purchase price for each Property is set forth in the Seller Information Schedule (each, the “Purchase Price”). The Purchase Price shall be payable by Purchaser as follows:

2.2.1 Within two (2) Business Days following the Effective Date, Purchaser shall deliver to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX (“Escrow Agent” or “Title Insurer”) an initial deposit of Five Million Dollars ($5,000,000) (the “Initial Deposit”), and on or before January 15, 2026, Purchaser shall deliver to Escrow Agent an additional deposit of Fifteen Million Dollars ($15,000,000) (the “Additional Deposit”; the Initial Deposit and the Additional Deposit shall be referred to herein collectively as the “Deposit”), in each case, by wire transfer of immediately available funds (“Good Funds”). The Deposit shall be allocated among the Sellers according to each Seller’s Applicable Share.

2.2.2 At Closing, Purchaser shall, with respect each Property, receive a credit against the Purchase Price for such Property in the amount of the outstanding principal balance of the Note for the Loan encumbering such Property, together with all accrued but unpaid interest (if any) thereon and other charges and fees then due and payable by Seller to Lender in connection with the Loan (except the Lender Fees) as of the Closing Date (as to each Property, collectively, the “Loan Balance”).

2.2.3 The balance of the Purchase Price for each Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 1:00 p.m. (Mountain Time) on the applicable Closing Date.

2.2.4 The Purchase Price for each Property as set forth on the Seller Information Schedule has been established by Purchaser and approved by Sellers, and Sellers have not, in any way, influenced such allocations among the Properties. Any transfer and/or documentary stamp taxes in connection with the conveyance of each Property by the applicable Seller to Purchaser shall be based on the Purchase Price for such Property as set forth on the Seller Information Schedule. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right to adjust the Purchase Price allocated for each Property set forth on the Seller Information Schedule so long as (a) Purchaser provides written notice of the adjusted Purchase Price allocation for each Property to Seller no later than the date which is fifty (50) days prior to the Closing Date, and (b) such adjustment to the allocated Purchase Price does not (i) interfere with or delay Lender’s approval of the Loan Assumption and Release and/or the Supplemental Loan, (ii) result in any

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increased closing costs for which Sellers are responsible to pay at Closing (unless Purchaser agrees to reimburse Sellers for such additional closing costs), and (iii) result in any delay in the Closing as scheduled in this Agreement. If Purchaser provides a written notice to Sellers of the adjusted Purchase Price allocations as set forth in the immediately preceding sentence, then, so long as the conditions set forth in clauses (a) and (b) therein are satisfied, Purchaser and Seller shall enter into an amendment to this Agreement to update the Seller Information Schedule based on Purchaser’s adjusted Purchase Price allocations.

2.3 Escrow Provisions Regarding Deposit.

2.3.1 Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract. Escrow Agent shall invest the Deposit in an FDIC-insured, interest-bearing bank account or FDIC-insured money market fund reasonably acceptable to Purchaser and Seller, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2 Escrow Agent shall hold and apply the Deposit in strict accordance with the terms of this Contract. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3 If prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall promptly give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment without any further instructions from either party. If Escrow Agent does receive such written objection within such five (5) Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Contract or a final judgment; provided that, Escrow Agent shall have the right, at any time prior to its receipt of such joint written instructions from the parties or such final judgment, to deposit the Deposit and interest thereon, if any, with a court of competent jurisdiction in Cook County, Illinois. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. Escrow Agent reserves the right to require mutual instructions from Sellers and Purchaser for the disbursement of the Deposit.

2.3.4 The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of any of the parties and shall not be liable for any act or omission on its part unless taken or suffered in bad faith or involving gross negligence or willful misconduct. Sellers and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney's fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith or involving gross negligence or willful misconduct on the part of the Escrow Agent.

2.3.5 The parties shall deliver to Escrow Agent an executed copy of this Contract within one (1) Business Day following their mutual execution of this Contract. Escrow Agent shall

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execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent's agreement to comply with the provisions of this Section 2.3.

2.3.6 Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.

2.3.7 If the Deposit is being disbursed to Sellers due to Purchaser’s failure to consummate the transactions hereunder in breach of this Contract pursuant to, and subject to the terms of, Section 10.1, then such Deposit shall not be released to Seller unless Escrow Agent receives any one or combination of the following: (A) a letter from Seller REIT’s independent certified public accountants indicating the maximum amount of the Deposit that can be paid by Escrow Agent to Seller REIT without causing Seller REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute income described in Section 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) or a subsequent letter from Seller REIT’s accountants revising that amount, in which case Escrow Agent shall release such amount to Sellers, or (B) a letter from Seller REIT’s counsel indicating that Seller REIT received a ruling from the IRS holding that the receipt by Sellers of the Deposit would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Seller REIT’s outside counsel has rendered a legal opinion to the effect that the receipt by Sellers of the Deposit would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case Escrow Agent shall release the remainder of the Deposit to Sellers. Provided that Sellers are entitled to receive the Deposit pursuant to Section 10.1, Purchaser and Escrow Agent agree to amend this Section 2.3.7 at the reasonable request of Seller REIT to (A) maximize the portion of the Deposit that may be distributed to Sellers without causing Seller REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve Seller REIT’s chances of securing a favorable ruling described in this Section 2.3.7 or (C) assist Seller REIT in obtaining a favorable legal opinion from its outside counsel as described in this Section 2.3.7, provided at no cost or expense to Purchaser and no additional Purchaser liability or obligation. For the avoidance of doubt, Purchaser’s obligation with respect to the Deposit under this Contract shall be to deposit it in escrow with Escrow Agent in accordance with Section 2.2.1, and Purchaser shall have no separate obligation under this Contract to pay the Deposit to Sellers, and notwithstanding any delay or reduction in payment of the Deposit by Escrow Agent to Sellers, Purchaser shall have no further liability with respect to payment of the Deposit. Provided that Sellers are entitled to receive the Deposit pursuant to Section 10.1, the portion of the Deposit that remains unpaid as of the end of a taxable year shall be paid as soon as possible during subsequent taxable years, subject to the foregoing limitations of this Section 2.3.7; provided, however, that any amount that has not been released from the escrow to Seller pursuant to the provisions of this Section 2.3.7 as of the seventh anniversary of Escrow Agent’s receipt of a demand for the Deposit from Sellers following the termination of this Contract which entitles Sellers to receive the Deposit pursuant o Section 10.1 shall at that time be released to Purchaser, and Purchaser shall have no obligations to Sellers or Seller REIT with respect thereto. As used herein, “Seller REIT” shall mean Aimco REIT Sub LLC, a Delaware limited liability company; provided, however, that if Aimco REIT Sub LLC is considered to have

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liquidated for U.S. federal income tax purposes, then Seller REIT shall mean Apartment Investment & Management Company, a Maryland corporation, beginning on the day immediately following such liquidation.

Article III
PROPERTY INVESTIGATIONS

3.1 Access Agreement. Sellers and Purchaser acknowledge that prior to the Effective Date, Sellers and Purchaser entered into that certain Access and Due Diligence Agreement dated as of September 16, 2025, as amended by that certain Amendment to Access and Due Diligence Agreement dated as of October 31, 2025 and that certain Second Amendment to Access and Due Diligence Agreement dated as of December 5, 2025 (as amended, the “Access Agreement”), pursuant to which Purchaser, its investors, potential investors, lenders and/or prospective lenders and their respective agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Purchaser Representatives”) conducted and, without otherwise limiting the right of Purchaser and other Purchaser Representatives to conduct additional Purchaser Investigations as set forth in Section 3.2, completed Purchaser Investigations (as such term is defined in the Access Agreement).

3.2 Ongoing Investigations. From and after the Effective Date through Closing (or earlier termination of this Agreement), Purchaser and the other Purchaser Representatives shall be entitled to conduct such additional Purchaser Investigations as Purchaser and such other Purchaser Representatives desire at any time and from time to time subject to the terms and conditions set forth in Section 2 of the Access Agreement (which terms and conditions are incorporated herein mutatis mutandis). For the avoidance of doubt, without otherwise limiting Purchaser’s right to terminate this Contract as specifically provided in this Contract, Purchaser shall not be entitled to terminate this Contract as a result of any additional Purchaser Investigations conducted by Purchaser or other Purchaser Representatives from and after the Effective Date. Purchaser shall indemnify, defend and hold Seller’s Indemnified Parties harmless from and against any and all Losses actually incurred in connection with or arising in any way from any Purchaser Investigation conducted by Purchaser and/or any Purchaser Representative; provided that, the foregoing indemnity shall not include any Losses that: (a) result from the mere discovery (but not the exacerbation, and in the event of any exacerbation, Purchaser shall be responsible only to the extent of the exacerbation) by Purchaser or any of other Purchaser Representatives of pre-existing conditions on the Properties (or any portion thereof) during Purchaser Investigations conducted pursuant to, and in accordance with, the terms of Section 2 of the Access Agreement; (b) are caused by any Seller’s Indemnified Party; or (c) consist of consequential, punitive, exemplary or other special damages. If any proceeding is filed for which indemnity is required under this Section 3.2, Purchaser agrees, upon request therefor, to defend Seller’s Indemnified Parties in such proceeding at Purchaser’s sole cost utilizing counsel reasonably satisfactory to Seller. The provisions set forth in the preceding two (2) sentences shall survive the termination of this Contract for a period of twelve (12) months, except that if Seller notifies Purchaser in writing of any bona fide claims against Purchaser under this Section 3.2 before the expiration of such twelve (12) month period, then Purchaser’s indemnity obligations under this Section 3.2 shall continue in effect solely with respect to such claim(s) until such claim(s) are finally resolved. If this Agreement is terminated for a reason other than Seller’s default, then within ten (10) Business Days after receipt of a written request from any Seller, Purchaser shall deliver to Sellers a copy of all Third Party Reports

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received by Purchaser or any affiliate of Purchaser. All such Third Party Reports shall be delivered by Purchaser to Sellers without any representation or warranty of any kind or nature whatsoever. This Section 3.2 shall survive any termination of this Contract.

3.3 Property Materials.

3.3.1 As of the Effective Date, Purchaser acknowledges and agrees that Sellers have made available to Purchaser through a “drop box” data site at XXXXX
XXXXXXXXXXXXXXXXXXXXXXXX (the “Data Site”), electronic copies of such documents and information concerning the Properties that are in Sellers’ possession or reasonable control, other than such documents and information (a) that are proprietary or attorney-client privileged documents or (b) that are protected by applicable privacy or other laws or regulations to the extent the disclosure thereof to Purchaser by Sellers is prohibited by such laws or regulations (collectively, the “Materials”).

3.3.2 Except for Sellers’ Representations, each Seller makes no representations or warranties, express, written, oral, statutory, or implied, with respect to the Materials, and all such representations and warranties are hereby expressly excluded and disclaimed. All Materials are provided for informational purposes only, and, except for Sellers’ Representations, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials, and will instead in all instances rely exclusively on its own Investigations and Purchaser Representatives with respect to all matters which it deems relevant to its decision to acquire, own and operate the Properties.

3.4 Property Contracts. As of the Effective Date, Sellers have made available to Purchaser on the Data Site copies of all Property Contracts listed on Schedule 1.10. At or prior to Closing, each applicable Seller shall terminate, at such Seller’s sole cost and expense, any and all Property Contracts affecting such Seller’s Property which are not Assumed Property Contracts (collectively, the “Terminated Contracts”), and each Seller shall deliver to Purchaser copies of all termination notices sent out as required to terminate such Terminated Contracts. There are no Utility Contracts in effect for any of the Properties, and Sellers shall close all utility accounts for each Property in accordance with Section 5.4.2. At Closing, Purchaser shall assume each Seller’s obligations under the Assumed Property Contracts for such Seller’s Property to the extent first accruing from and after the Closing Date pursuant to the General Assignment for such Property. If any Property Contract to be assigned to Purchaser at Closing hereunder requires vendor or other third-party consent, then, prior to the Closing, Purchaser and Seller shall attempt to obtain a consent to such assignment from each applicable vendor or other third-party, failing which, such Property Contract shall not be assigned to Purchaser at Closing, shall be excluded from, as applicable, Assumed Property Contracts, and shall be considered part of the Terminated Contracts for purposes hereof (each of which shall be terminated by Seller, at Seller’s sole cost and expenses, at or prior to the Closing).

Article IV
TITLE; LOAN ASSUMPTION

4.1 Title Documents. Prior to the Effective Date, Purchaser obtained and delivered to Sellers a standard form commitment or preliminary title report (“Title Commitment”) for each of

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the Properties issued by Title Insurer, together with copies of all instruments identified as exceptions therein provided to Purchaser by Title Insurer (together with the Title Commitment, referred to herein as the “Title Documents”). As set forth in Section 8.1.5, Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon Title Insurer’s irrevocable and unconditional commitment on or prior to the Closing Date to issue to Purchaser upon Closing a 2021 American Land Title Association extended owner’s title insurance policy for each of the Properties, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to that Property's Purchase Price, insuring that such Property is vested in Purchaser subject only to the Permitted Exceptions specified in the proforma owner’s title insurance policy for such Property attached hereto as Exhibits G-1 to G-7 (with handwritten and/or PDF/electronic revisions thereon), together with all endorsements included therein (each, a “Title Policy”).

4.2 Survey. On or prior to the Effective Date, Purchaser obtained and delivered to Sellers a draft of the new or updated survey for each Property (each such new or updated survey is referred to herein as a “Survey”).

4.3 Subsequently Disclosed Exceptions. If, at any time after the Effective Date, any update to a Title Commitment or Survey discloses any additional item that is not a Purchaser Caused Encumbrance and that materially adversely affects title to a Property, and was not otherwise previously disclosed on any then prior update issued by the Title Insurer to any of the Title Commitments delivered by Purchaser to Seller as set forth in Section 4.1 (the “New Exception”), then Purchaser shall have five (5) Business Days from the date of its receipt of such update (the “New Exception Review Period”) to notify Sellers in writing of Purchaser's objection to the New Exception. If Purchaser objects to the New Exception, then a Seller may in its sole discretion notify Purchaser in writing as to whether or not Seller is willing to cure the New Exception. If a Seller fails to deliver a written notice to Purchaser within three (3) Business Days after the expiration of the New Exception Review Period, then Sellers shall be deemed to have elected not to cure the New Exception. If Purchaser is dissatisfied with Sellers’ response, or lack thereof, Purchaser may, as its exclusive remedy elect to either: (i) terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) waive in writing the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception as a Permitted Exception. If Purchaser fails to notify Sellers of its election to terminate this Contract in accordance with the foregoing sentence within three (3) Business Days after the expiration of the New Exception Review Period, then Purchaser shall be deemed to have elected to irrevocably waive any objections to such New Exception with respect to which Seller has elected in writing to not cure or are otherwise deemed to have elected not to cure as set forth above in this Section 4.3 (and each such New Exception shall be deemed to be a Permitted Exception) and without any reduction or abatement of the Purchase Price. Notwithstanding anything to the contrary in this Contract, (a) if the New Exception is a Mandatory Removal Item, then Purchaser shall not be required to object to such New Exception during the New Exception Review Period, and Seller shall be required to cure such New Exception and any and all other Mandatory Removal Items at or prior to the Closing, and (b) the Closing Date shall be automatically extended by up to eleven (11) Business Days if necessary to provide Purchaser with the full New Exception Review Period to object to any New Exception, Sellers with three (3) Business Days after the expiration of the New Exception Review Period to notify Purchaser as to whether Sellers are willing to cure such New Exception and Purchaser with three (3) Business Day after the expiration of the New Exception Review

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Period to elect to terminate this Contract or waive in writing such New Exception as proceed with the transactions contemplated by this Contract as set forth above in this Section 4.3.

4.4 Permitted Exceptions. The Deed for each Property delivered pursuant to this Contract shall be subject only to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1 All exceptions set forth in the Title Commitment for such Property which were approved or waived by Purchaser in accordance with Section 22 of the Access Agreement, which are specified on the proforma owner’s title insurance policy for such Property (with handwritten and/or PDF/electronic revisions thereon) attached as Exhibits G-1 to G-7; provided that, for the avoidance of doubt, for purposes of this Agreement, only the specific survey exceptions which are identified by the Title Insurer based on its review of the Survey for such Property that Purchaser has provided to the Title Insurer on or prior to the Effective Date, as opposed to any general survey exception, shall be deemed as Permitted Exceptions for such Property for purposes of this Agreement;

4.4.2 All New Exceptions for such Property which are deemed to be Permitted Exceptions as set forth in Section 4.3; and

4.4.3 Any defects in title to such Property, or title exceptions or encumbrances affecting such Property, to the extent arising by, through or under Purchaser (“Purchaser Caused Encumbrances”).

Notwithstanding the foregoing, Permitted Exceptions shall not include (and Seller shall be obligated to remove) (i) any exceptions timely objected to by Purchaser and which Seller informs Purchaser in writing that Seller shall remove or cure at or prior to Closing, and (ii) any Mandatory Removal Items. For purposes hereof, “Mandatory Removal Items” means any and all monetary liens and encumbrances affecting any Property, including, without limitation, (a) any delinquent tax liens, (b) any judgment liens, and (c) any mechanic’s or materialmen’s liens for work ordered by or at the direction of a Seller or Property Manager, other than (i) the Assumed Encumbrances and (ii) any Purchaser Caused Encumbrances.

4.5 Assumed Encumbrances; Supplemental Loan.

4.5.1 Sellers and Purchaser acknowledge that, in connection with multiple loans (each, a “Loan” and collectively, the “Loans”) originated and serviced by XXXXXXXXXXXX
XXXXXXXXXX and held by Fannie Mae (the “Lender”) in the principal amounts as set forth on Schedule A-2 (the “Loan Information Schedule”), each Property is presently encumbered by a separate mortgage or deed of trust (each, a “Security Instrument”) and certain other security and related documents in connection with each such Loan (collectively, the “Assumed Encumbrances”). Each Loan is evidenced by a promissory note dated as set forth on the Loan Information Schedule (each, a “Note”), executed by each Seller for its respective Loan and payable to the order of the Lender. Each Note, each Security Instrument, the Assumed Encumbrances and such other documents executed by each Seller in connection with its applicable Loan, all of which are listed on Schedule 4.5.1, are referred to herein collectively as the “Existing Loan Documents”.

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4.5.2 At the Closing, and provided that Lender has consented to the Loan Assumption and Release, (i) Purchaser shall assume the applicable Seller's obligations under the applicable Note and all of the other applicable Existing Loan Documents (collectively, the “Assumed Loan Documents”), and accept title to the applicable Property subject to the Assumed Encumbrances applicable to such Property to the extent listed on Schedule 4.5.1 hereof, and (ii) Lender shall release the applicable Seller, as well as any guarantors and other obligated parties under the Existing Loan Documents, from all obligations under the Existing Loan Documents (and any related guarantees or letters of credit), including, without limitation, any obligation to make payments of principal and interest under the applicable Note, in each case to the extent arising from and after the Closing Date (collectively, the foregoing (i) and (ii) for each such Property referred to herein as a “Loan Assumption and Release”). The Loan Assumption and Release for each Loan shall be effectuated at Closing pursuant to the Loan Assumption Documents for such Loan. For purposes of this Contract, the term “Loan Assumption Documents” shall mean, with respect to each Loan, such commercially reasonable documents to be executed by, as applicable, Purchaser, the applicable Seller and/or Lender at Closing in connection with a Loan Assumption and Release for such Loan (which may include the execution of the New Guaranty/Indemnity Agreements by Purchaser’s substitute guarantor as set forth in Section 4.5.3 instead of such substitute guarantor’s assumption of the Existing Guaranty/Indemnity Agreements), each in such form customarily required by Lender. Notwithstanding the foregoing, each of Purchaser and Sellers acknowledges and agrees that for so long as the Lender is Fannie Mae, the form of the Loan Assumption and Release may be Fannie Mae’s standard “Assumption and Release Agreement” (Fannie Mae form 6625), and such form is acceptable to Sellers and Purchaser.

4.5.3 Sellers and Purchaser hereby acknowledge that XXXXXXXXXXXXX
XXXXXXXXXXXXX, as servicer for each Loan, is in the process of assembling a Loan Assumption and Release approval package with respect to each Loan or all of the Loans collectively (the “Loan Assumption and Release Approval Package”), and upon the completion thereof, XXXXX will deliver to Lender the Loan Assumption and Release Approval Package to obtain Lender’s consent to the Loan Assumption and Release. Purchaser acknowledges that the Assumed Loan Documents require satisfaction by Purchaser of certain requirements as set forth therein to allow for the Loan Assumption and Release, and accordingly, Purchaser shall, at its sole cost and expense, use diligent and good faith efforts to attempt to satisfy Lender’s loan assumption guidelines and the requirements set forth in the Loan Assumption Release to allow for each Loan Assumption and Release, including using diligent and good faith efforts to collect and deliver to XXXXX to include in the Loan Assumption and Release Approval Package all such materials, documents, certificates, financials, signatures and other items in Purchaser’s possession or reasonable control that are required under the Assumed Loan Documents to be delivered to Lender for each Loan Assumption and Release. Sellers hereby agree to cooperate with XXXXX and Purchaser in connection with obtaining Lender’s consent to the Loan Assumption and Release and XXXXX assembly of the Loan Assumption and Release Approval Package, including using diligent and good faith efforts to collect and deliver to XXXXX to include in the Loan Assumption and Release Approval Package all such materials, documents, certificates, financials, signatures and other items in Sellers’ possession or reasonable control that are customarily required by XXXXX to be delivered to Lender for each Loan Assumption and Release. Purchaser shall notify Sellers (which notice may be, notwithstanding anything to the contrary in Section 13.6, solely via email to XXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

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XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX without also delivering a hard copy thereof to Purchaser as set forth in Section 13.6) promptly after Purchaser’s receipt of confirmation from XXXXX that XXXXX has submitted the Loan Assumption and Release Approval Package to Lender. If required by Lender, Purchaser shall, with respect to each of the Loans, cause a person or entity approved by Lender (a “Replacement Guarantor”) to act as a substitute guarantor and to execute and deliver a customary “non-recourse carve-out” guaranty and such other guaranty(s), if any, which are a part of the Assumed Loan Documents and a customary environmental indemnity in favor of Lender (collectively, the “New Guaranty/Indemnity Agreements”), each, in such form substantially similar to the form of the existing guaranty or existing environmental indemnity listed on Schedule 4.5.1 (collectively, the “Existing Guaranty/Indemnity Agreements”), or in such other form reasonably required by Lender; provided that, such New Guaranty/Indemnity Agreements shall not require Purchaser or any Replacement Guarantor to agree to any covenants or liabilities which were not otherwise contained in the Existing Guaranty/Indemnity Agreements. Sellers and Purchaser hereby acknowledge and agree that the provisions set forth above in this Section 4.5.3 shall supersede any conflicting provisions relating to the Loan Assumption and Release set forth in the Access Agreement, and for the avoidance of doubt, XXXXX submission of the Loan Assumption and Release Approval Package to Lender shall be in lieu of Purchaser submitting any actual application to Lender for Lender’s approval of the Loan Assumption and Release as provided in the Access Agreement.

4.5.4 Purchaser shall pay to Lender at Closing all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, assumption fees, title fees and endorsement fees and attorneys’ fees and disbursements) imposed or charged by Lender pursuant to the Existing Loan Documents in connection with the Loan Assumption and Release for each Loan (such fees and expenses collectively being referred to as the “Lender Fees”).

4.5.5 At Closing, Seller shall assign all of its right, title and interest in and to all reserves, impounds and other accounts held by Lender in connection with each such Loan, and at Closing Purchaser shall remit to such Seller an amount equal to the balance of such reserves, impounds and accounts so assigned. From and after the Closing, Purchaser shall be responsible for funding any additional or increased reserves, impounds or accounts to the extent required to be maintained by Purchaser in connection with each such Loan pursuant to the Existing Loan Documents for such Loan assumed by Purchaser at Closing in accordance with this Contract or, if applicable, to the extent required by Lender in connection with Lender’s approval of the Loan Assumption and Release, but only so long as such additional or increased reserves, impounds and/or accounts required by Lender are (i) known to Purchaser prior to the Effective Date, or (ii) not material in amount, or (iii) reasonably acceptable to Purchaser (individually and collectively, the “Required Loan Fund Amounts”).

4.5.6 At the Closing, Purchaser intends to borrow additional mortgage loan proceeds from Lender in the amount of XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXX (the “Supplemental Loan”), which Supplemental Loan will be secured by a mortgage lien on one or more of the Properties (which mortgage lien may be the Security Instrument encumbering such Property). XXXXX may assemble a separate Supplemental Loan approval package (the “Supplemental Loan Approval Package”) or include the Supplemental Loan approval package as part of the Loan Assumption and Release Approval Package, and upon the completion thereof, XXXXX will deliver to Lender the Supplemental Loan

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Approval Package or, as set forth in Section 4.5.3, the Loan Assumption and Release Approval Package (which includes the approval package for the Supplemental Loan) to Lender to obtain Lender’s consent to the Supplemental Loan. Purchaser shall notify Sellers (which notice may be, notwithstanding anything to the contrary in Section 13.6, solely via email to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX without also delivering a hard copy thereof to Purchaser as set forth in Section 13.6) promptly following Purchaser’s receipt of confirmation from XXXXX that XXXXX has submitted, as applicable, the Supplemental Loan Approval Package or the Loan Assumption and Release Approval Package (with the approval package for the Supplemental Loan included therein) to Lender. Purchaser shall, at its sole cost and expense, use diligent and good faith efforts to attempt to satisfy Lender’s loan origination guidelines and requirements for obtaining the Supplemental Loan, including using diligent and good faith efforts to collect and deliver to XXXXX to include in, as applicable, the Supplemental Loan Approval Package or the Loan Assumption and Release Approval Package (with the approval package for the Supplemental Loan included therein) all such materials, documents, certificates, financials, signatures, and other items in Purchaser’s possession or reasonable control that are customarily required by XXXXX or Lender as part of its underwriting for the Supplemental Loan. Purchaser shall pay to Lender at Closing all additional fees and expenses (including, without limitation, all servicing fees and charges, title fees and endorsement fees and attorneys’ fees and disbursements) imposed or charged by Lender in connection with the Supplemental Loan.

4.5.7 If (i) Lender denies approval of the Loan Assumption and Release or denies approval for the Supplemental Loan, and (ii) the reason(s) for such denial provided by Lender to Purchaser relates to an issue with one or more of the Properties (and not to Purchaser or its Affiliates), then Purchaser shall promptly notify Sellers of such denial and the reasons therefor provided by Lender, and, to the extent such issue is capable of being cured by Sellers, Sellers may then elect, by written notice given to Purchaser by no later than the earlier of the Closing Date or the date which is five (5) business days after receipt of such notice from Purchaser, to attempt to cure, at Sellers’ sole cost and expense, the issue that is preventing Lender from approving the Loan Assumption and Release and/or the Supplemental Loan, and if necessary, the Closing Date shall be extended by up to thirty (30) days in order to allow Sellers to cure such issue by the date which is five (5) business days prior to the Closing Date, as so extended. If Sellers fail to make such election in writing given to Purchaser by the deadline therefor set forth in the immediately preceding sentence, then Sellers shall be deemed to have elected not to take any action to cure or address such issue. If Sellers timely elect to attempt to cure such issue, then Sellers shall proceed, in a commercially reasonable manner and at Sellers’ sole cost and expense, to attempt to cure the issue preventing the approval of the Loan Assumption and Release and/or the Supplemental Loan by the date which five (5) business days prior to the Closing Date, as may be extended as set forth above in this Section 4.5.7. For the avoidance of doubt, the extension of the Closing Date as set forth in this Section 4.5.7 shall be a one-time extension only.

Article V
CLOSING

5.1 Closing Date.

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5.1.1 Closing Date. The Closing for all of the Properties shall occur on February 27, 2026 (the “Closing Date”). Notwithstanding the foregoing, if Purchaser determines in its reasonable judgment that Purchaser needs additional time (i.e. beyond February 27, 2026) to obtain Lender’s approval for the Loan Assumption and Release and/or the Supplemental Loan, then Purchaser shall have the one-time right, exercisable by written notice given to Sellers on or prior to February 27, 2026, to extend the then scheduled Closing Date to a date that is not later than March 13, 2026. The new closing date specified in such notice shall become the “Closing Date” for all purposes hereunder.

5.1.2 Escrow Closing. The Closing shall occur through an escrow with Escrow Agent, whereby Sellers, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. This Section 5.1 shall survive the termination of this Contract.

5.1.3 Possession. Possession of each Property, subject to the Assumed Leases, the Assumed Property Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing. To the extent in Seller’s possession or reasonable control, originals or copies of the Assumed Leases and the Assumed Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and such Seller's books and records relating to its Property to be conveyed by such Seller (other than proprietary information) regarding the applicable Property shall be delivered to Purchaser at such Property upon the Closing.

5.1.4 Bulk Sale Clearances.

5.1.4.1 Bulk Sales (State of Illinois). As of Closing, each Seller shall have obtained a “Bulk Sales Stop Order” (the “Bulk Sales Order”) from the Illinois Department of Revenue (the “Department”) under the provisions of 35 ILCS 5/902d (the Illinois Income Tax Act) and 35 ILCS 120/5j (the Retailers Occupation Tax Act) (collectively, the “Bulk Sales Acts”) and, if available, a full release (the “Release”) of claims from the Department with respect to all debts owed by such Seller under the Bulk Sales Acts effective for all periods prior to the Closing Date have been paid in full. If a Bulk Sales Order is issued by the Department requiring a hold back, then at Closing, Sellers shall deposit in escrow with Escrow Agent the amount to be withheld as disclosed in the Bulk Sales Order until Sellers, Purchaser and Escrow Agent receive the Release, at which time Escrow Agent shall be authorized to pay to such Seller the entire amount, if any, withheld. If a Bulk Sales Order or Release is not delivered to Purchaser prior to Closing, then Sellers, in satisfaction of this condition, shall indemnify, defend and hold Purchaser harmless from any claims asserted by the Department with respect to all debts owed by such Seller under the Bulk Sales Acts, which indemnity shall survive Closing but shall be rendered null and void upon the issuance and receipt by Purchaser of a Release.

5.1.4.2 Bulk Sales (Cook County). Each Seller of a Property located in Cook County, Illinois shall have obtained a notice (the “County Notice”) from the Cook County Department of Revenue (the “County”) under the provisions of Section 34-92 of the Cook County Uniform Penalties, Interest and Procedures Ordinance (the “County Ordinance Bulk Sales Provisions”) and, if available, a certificate (the “County Certificate”) from the County stating that all taxes, interest, penalties, nontax debts or other debts owed by such Seller to Cook County, Illinois effective for all periods prior to the Closing Date have been paid in full. If a County Notice

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is issued by the County requiring a hold back, then at Closing, Sellers shall deposit in escrow with Escrow Agent the amount to be withheld as disclosed in the County Notice until Sellers, Purchaser and Escrow Agent receive the County Certificate, at which time Escrow Agent shall be authorized to pay to such Seller the entire amount, if any, withheld. If neither (i) a County Notice or (ii) a County Certificate is delivered to Purchaser prior to Closing, then Sellers, in satisfaction of this condition, shall indemnify, defend and hold Purchaser harmless from any claims asserted by the County with respect to all debts owed by such Seller under the County Ordinance Bulk Sales Provisions, which indemnity shall survive Closing but shall be rendered null and void upon the issuance and receipt by Purchaser of a County Certificate.

5.1.4.3 Bulk Sales (City of Chicago). As of Closing, the Seller of the Chicago Property shall have obtained a notice (the “City Notice”) from the City of Chicago Department of Revenue (“City”) under the provisions of Section 3-4-140 of the City of Chicago Municipal Code (the “City Code Bulk Sales Provisions”) and, if available, a certificate (the “City Certificate”) from the City stating that all taxes, interest, penalties, nontax debts or other debts owed by such Seller to the City of Chicago effective for all periods prior to the Closing Date have been paid in full. If a City Notice is issued by the City requiring a hold back, then at Closing, Sellers shall deposit in escrow with Escrow Agent the amount to be withheld as disclosed in the City Notice until Sellers, Purchaser and Escrow Agent receive the City Certificate, at which time Escrow Agent shall be authorized to pay to such Seller the entire amount, if any, withheld. If neither (i) a City Notice nor (ii) a City Certificate is delivered to Purchaser prior to Closing, then Sellers, in satisfaction of this condition, shall indemnify, defend and hold Purchaser harmless from any claims asserted by the City with respect to all debts owed by Seller under the City Code Bulk Sales Provisions, which indemnity shall survive Closing but shall be rendered null and void upon the issuance and receipt by Purchaser of a City Certificate.

5.1.4.4 Submission of Applications. Sellers agrees to submit applications for the items required by this Section 5.1.4 not later than forty-five (45) days prior to the Closing Date. The provisions of this Section 5.1.4 shall survive the Closing.

5.2 Seller Closing Deliveries. Except for the closing statement, which shall be delivered on or before the Closing Date, each Seller shall with respect to each Property to be conveyed by such Seller hereunder, deliver to Escrow Agent, each of the following items no later than one (1) Business Day prior to the Closing Date:

5.2.1 A special warranty deed (the “Deed”) in the form attached as Exhibit B.

5.2.2 A Bill of Sale in the form attached as Exhibit C.

5.2.3 A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4 An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5 The applicable Seller’s counterpart signature to each closing statement prepared by Title Insurer.

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5.2.6 A title affidavit or an indemnity and a gap indemnity substantially in the form attached hereto as Exhibit H.

5.2.7 A certification of such Seller's non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.8 Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing such Seller's authority to consummate this transaction.

5.2.9 An updated Rent Roll for each Property from the applicable Seller effective as of a date that is not more than three (3) Business Days prior to the Closing Date.

5.2.10 A certificate of each Seller dated as of the Closing Date certifying to the fulfillment of the conditions set forth in Section 8.1.2 hereof with respect to such Seller’s Property (“Seller’s Representation Certificate”), which Seller’s Representation Certificate shall certify that there are no Changed Facts and Circumstances except as set forth therein.

5.2.11 A Post-Closing Leasing Commissions Schedule for each Property.

5.2.12 Any cancellation fees or penalties due to any vendor or other third party under any Terminated Contract as a result of the termination thereof.

5.2.13 The Loan Assumption Documents to which any Seller is a party and, to the extent not previously provided to the Lender, all other deliverables of Sellers reasonably required by Lender to cause the applicable Loan Assumption and Release to occur, provided any such other deliverables do not impose any material additional liabilities or obligations upon Sellers.

5.2.14 Such notices, transfer disclosures, declarations, affidavits or other similar documents that are required by applicable laws to be executed by Seller or otherwise reasonably necessary in order to consummate the transactions contemplated under this Contract.

5.2.15 Keys to all locks on each Property in any of Seller’s or Property Manager’s possession.

5.2.16 IRS Form W-9 executed by each Seller.

5.2.17 With respect to the Property located in the City of Chicago, a “Full Payment Certificate” from the Department of Finance of the City of Chicago.

5.2.18 With respect to each Property located in the City of Elmhurst, an original real estate transfer stamp from the City of Elmhurst.

5.2.19 With respect to the Property located in the City of Evanston, an original real estate transfer stamp from the City of Evanston.

5.2.20 With respect to the Property located in the City of Rolling Meadows, an original real estate transfer stamp from the City of Rolling Meadows.

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5.2.21 Such transfer disclosures, declarations, affidavits or other similar documents that are required by applicable law to be executed by Sellers in order to consummate the transactions contemplated under this Contract, including any transfer tax declarations (or consent to filing the same via “MyDec”).

5.3 Purchaser Closing Deliveries. Except for: (i) the closing statement which shall be delivered on or before the Closing Date, (ii) the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.5, and (iii) the Lender Fees and the Required Loan Fund Amounts, which shall be delivered on or before the Closing Date, Purchaser shall deliver to Escrow Agent, each of the following items with respect to each Property being conveyed no later than one (1) Business Day prior to the Closing Date:

5.3.1 Purchaser’s counterpart signature to each closing statement prepared by Title Insurer.

5.3.2 A countersigned counterpart of the General Assignment.

5.3.3 A countersigned counterpart of the Leases Assignment.

5.3.4 Notification letters to all Tenants at such Property prepared and executed by Purchaser in the form attached hereto as Exhibit F, which shall be delivered to all Tenants by or on behalf of Purchaser promptly after Closing.

5.3.5 Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser's authority to consummate this transaction.

5.3.6 The Loan Assumption Documents to which Purchaser is a party, the New Guaranty/Indemnity Agreements (if applicable) and, to the extent not previously provided to Lender, all other deliverables of Purchaser reasonably required by Lender to cause the Loan Assumption and Release to occur, provided any such other deliverables do not impose any material additional liabilities or obligations upon Purchaser.

5.3.7 A certificate of Purchaser for the benefit of Sellers dated as of the Closing Date certifying to the fulfillment of the conditions set forth in Section 8.2.2, except as set forth therein.

5.3.8 Such transfer disclosures, declarations, affidavits or other similar documents that are required by applicable law to be executed by Purchaser in order to consummate the transactions contemplated under this Contract, including any transfer tax declarations (or consent to filing the same via “MyDec”).

5.3.9 Such loan documents and other deliverables of Purchaser reasonably required by Lender in order for Lender to advance the loan proceeds of the Supplemental Loan at Closing, provided any such other deliverables do not impose any material additional liabilities or obligations upon Purchaser.

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5.4 Closing Prorations and Adjustments. The prorations set forth in this Section 5.4 shall be on a Property-by-Property basis.

5.4.1 General. With respect to each Property, all normal and customarily proratable items shall be prorated as of the Closing Date, the applicable Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by the applicable Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date. Each Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 for Purchaser’s review at least four (4) Business Days prior to the Closing Date, and such Proration Schedule shall be mutually agreed upon by such Seller and Purchaser and submitted to Escrow Agent at least one (1) Business Day prior to the Closing Date.

5.4.2 Utilities. With respect to each Property, if available, the final readings and final billings for utilities will be made as of the Closing Date. In such event, each Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. If such final readings and final billings for utilities are not available as of the applicable Closing Date, then a proration shall be made in accordance with the parties' reasonable good faith estimate based upon the most recent utility bills then available. Each Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and (notwithstanding anything contained in this Contract to the contrary) such Seller shall notify each utility company serving its Property to terminate its account, effective as of 5:00 pm on the date which is one (1) business day following the Closing Date, and Purchaser shall reimburse Sellers as part of the post-Closing adjustment of prorations under Section 5.5 for the actual utility charges billed to Sellers for the period from the Closing Date to, and including, the date which is one (1) business day following the Closing Date. Sellers shall have no responsibility or liability for Purchaser’s failure to arrange utility service for the Properties prior to the termination of Sellers’ utility accounts as set forth in the immediately preceding sentence.

5.4.3 Real Estate Taxes.

5.4.3.1 Real estate ad valorem or similar taxes for a Property that are due and payable on or before the Closing shall be paid in full by Sellers at or prior to Closing.

5.4.3.2 The parties acknowledge and agree that the real estate taxes for tax years 2025 and 2026 shall not be known as of, and shall be due and payable after, the Closing.

5.4.3.3 At Closing Sellers shall provide a credit to Purchaser, in respect of real estate taxes for tax year 2025, as follows: (x) for the Properties located in Cook County, Illinois (i.e. Evanston Place, Willow Bend and Hyde Park Tower), an amount equal to XXXXX
XXXXXXXXXXXXXXXXXX (the “Cook County Deemed 2025 Tax Amounts”) and (y) for the Properties located in DuPage County, Illinois (i.e. Yorktown Apartments, 2200 Grace, Eldridge Townhomes, and Elm Creek), an amount equal to XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXX (the “DuPage County Deemed 2025 Tax Amounts”), in each case assuming payment at the earliest time to allow for the maximum possible discount.

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5.4.3.4 Real estate taxes for tax year 2026 shall be prorated at Closing based on the following: (x) for the Properties located in Cook County, Illinois (i.e. Evanston Place, Willow Bend and Hyde Park Tower), an amount equal to XXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXX, and (y) for the Properties located in in DuPage County, Illinois (i.e. Yorktown Apartments, 2200 Grace, Eldridge Townhomes, and Elm Creek), an amount equal to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXX.

5.4.4 Property Contracts. Purchaser shall assume at Closing the obligations of Sellers under the Assumed Property Contracts first accruing from and after the Closing Date to be assumed by Purchaser pursuant to this Contract. All sums payable or prepaid under such Assumed Property Contracts shall be prorated under Section 5.4.1.

5.4.5 Leases.

5.4.5.1 With respect to each Property, all collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), and income from any portion of a Property shall be prorated as of the Closing Date. Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date. Each Seller shall receive all collected rent and income attributable to dates prior to the Closing Date. Notwithstanding the foregoing, no prorations shall be made for either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”). Purchaser shall pay to such Seller Uncollected Rents as and when collected by Purchaser; provided that, Purchaser's collection of rents shall be applied, (i) first, towards the then current rent due and owing under the Leases, (ii) second, towards any delinquent rent due for periods after the month in which the Closing occurred, (iii) third, to Purchaser’s reasonable third-party costs of such collection, (iv) fourth, to Uncollected Rents for the rental period in which the Closing occurred, and (v) fifth, to Uncollected Rents for the rental period prior to the Closing (the “Rent Collection Application Order”). During the first one hundred eighty (180) days following Closing, Purchaser shall bill to Tenants of the Properties for all Uncollected Rents and shall exercise good faith efforts in the usual course of Purchaser’s operation of the Property to collect Uncollected Rents (which shall not include an obligation to commence legal action or other collection procedures or incur any costs) to collect Uncollected Rents. Notwithstanding the foregoing, Purchaser's obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than ninety (90) days past due. In no event shall any Seller attempt to collect or pursue any collection actions or other proceedings after the Closing against any current Tenant with respect to Uncollected Rents owed to such Seller by such Tenant; provided that, such Seller may do so at any time after such Tenant shall have vacated the Property. In the event that, after Closing, any Seller receives any payments of rent or other sums due from Tenants under the Leases, such Seller shall promptly forward to Purchaser all such payments and Purchaser shall apply such payments in the Rent Collection Application Order set forth above in this Section 5.4.5.1.

5.4.5.2 At Closing, with respect to each Property, Purchaser shall receive a credit against the applicable Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security,

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damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or applicable state law (the “Tenant Security Deposit Balance”). Any cash (or cash equivalents) held by a Seller which constitutes the Tenant Security Deposit Balance shall be retained by the applicable Seller in exchange for the foregoing credit against the applicable Purchase Price and shall not be transferred by such Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser. The Tenant Security Deposit Balance shall not include any non-refundable pet fees or any other non-refundable fees paid by Tenants to any Seller, either pursuant to the Leases or otherwise, which such Seller is entitled to retain and not return to Tenants during the term or upon the termination of the Leases pursuant to applicable law.

5.4.5.3 All leasing commissions, referral fees and locator fees applicable to any Leases which have been entered into prior to Closing, and where the term of such Leases has commenced prior to Closing, shall be paid by Sellers at or prior to Closing. Sellers shall indemnify, defend and hold Purchaser harmless from and against any and all loss, cost, damage, liability and expense, including reasonable attorneys’ fees, that Purchaser may sustain, incur or be exposed to by reason of any claim for any such leasing commissions, referral fees and/or locator fees applicable to any Leases that have been entered into, and where the term of such Leases has commenced, prior to the Closing. Each Seller’s obligation set forth in the immediately preceding sentence shall survive the Closing. All leasing commissions, referral fees and locator fees applicable to any Leases which have been entered into prior to Closing, and where the term of such Leases will commence after Closing, shall be paid by Purchaser so long as such leasing commissions, referral fees and locator fees are reasonable and customary and such Leases were entered into in accordance with Section 7.1.1. Purchaser shall indemnify, defend and hold Sellers harmless from and against any and all loss, cost, damage, liability and expense, including reasonable attorneys’ fees, that any Seller may sustain, incur or be exposed to by reason of any claim for any such reasonable and customary leasing commissions, referral fees and/or locator fees applicable to any Leases that have been entered into prior to Closing in accordance with Section 7.1.1, and where the term of such Leases will commence after Closing. The obligations of Sellers and Purchaser in this Section 5.4.5.3 shall survive the Closing. By no later than the date which is one (1) Business Day prior to the Closing Date, each Seller shall deliver to Purchaser a schedule which sets forth as of the Closing Date any and all leasing commissions, referral fees and/or locator fees applicable to any Leases entered into prior to Closing where the term of such Leases will commence after Closing (each, a “Post-Closing Leasing Commissions Schedule”).

5.4.5.4 Each Seller shall, at its sole cost and expense, cause each unit at such Seller’s Property that has become vacant prior to the Closing Date to be placed in a condition ready to be leased in accordance with such Seller’s current practice. On the date which is two (2) Business Days prior to Closing, Seller and Purchaser (and/or Purchaser’s manager) shall together walk through such Seller’s Property and shall jointly reasonably determine the number of vacant units that are not in rent ready condition. A vacant unit shall be “rent ready” if its condition is consistent with the condition of vacant units currently being marketed to and accepted for rental by tenants of comparable vacant units in the Property and such units have a full complement of operating appliances. If such Seller and Purchaser determine that fewer than all vacant units are in a rent ready condition at Closing, then Purchaser shall accept such units in “as-is” condition at

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Closing and Purchaser shall receive a credit (the “Rent Ready Credit”) against the Purchase Price at Closing in an amount equal to XXXXXXXXXXXX for each such unit which is not in a rent ready condition on the Closing Date.

5.4.6 Assumed Loans. With respect to each Property, the applicable Seller shall be responsible for all principal and other sums (excluding, for the avoidance of doubt, the Lender Fees) required to be paid prior to the Closing under the terms of the Note and the other Existing Loan Documents for the applicable Property, together with all interest accrued under such Note prior to such Closing, all of which shall be a credit against the Purchase Price for such Property as provided in Section 2.2.2. Purchaser shall be responsible for the payment of all principal and other sums required to be paid under the Note for such Property from and after the Closing, together with all interest accruing under such Note from and after such Closing. Purchaser shall also be responsible for all Lender Fees as set forth in Section 4.5.4.

5.4.7 Insurance. No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser, except as otherwise provided in Article XI.

5.4.8 Closing Costs. Sellers shall pay (i) any transfer tax imposed upon the sale of the Properties by the State of Illinois and the applicable county, (ii) that portion of transfer tax assessed on the Property located in the City of Chicago in connection with the recording of the Deed (i.e., the “CTA portion”) designated as payable by a Seller in an amount equal to $3.00 for every $1,000 of the applicable Purchase Price thereto, (iii) that portion of transfer tax assessed on the each Property located in the City of Elmhurst designated as payable by a Seller in an amount equal to $1.50 for every $1,000 of the applicable Purchase Price thereto, (iv) that portion of transfer tax assessed on the Property located in the City of Evanston designated as payable by a Seller in an amount equal to $5.00 for every $1,000 of the applicable Purchase Price thereto, (v) that portion of transfer tax assessed on the Property located in the City of Rolling Meadows designated as payable by a Seller in an amount equal to $3.00 for every $1,000 of the applicable Purchase Price thereto, (vi) any title premiums and fees charged by Title Insurer in connection with issuing each Title Commitment and the ALTA standard coverage for each Title Policy, (vii) one-half of the customary closing costs of the Escrow Agent, and (viii) the cost of recording any instruments required to discharge any liens against the Properties not caused by Purchaser’s actions. Purchaser shall pay (1) all Lender Fees, (2) any title premiums and fees charged by Title Insurer in connection any extended coverage for each Title Policy and any endorsements thereto, (3) the cost of each Survey, (4) one-half of the customary closing costs of the Escrow Agent, (5) that portion of transfer tax assessed on the Property located in the City of Chicago in an amount equal to $7.50 for every $1,000 of the applicable Purchase Price thereto (but not the CTA portion of the City of Chicago transfer taxes, which shall be paid by Sellers as set forth above), (6) the cost for any loan policy or endorsements thereto required by Lender in connection with the Loan Assumption and Release and the Supplemental Loan, and (7) the cost of Purchaser’s Investigations and due diligence for the Properties. Purchaser and Sellers shall each pay their own attorneys’ and consultants’ fees and costs. All other closing costs shall be allocated between Purchaser and Sellers in accordance with local custom. Provided that the Closing occurs, Purchaser shall pay to Seller at Closing the sum of Five Hundred Thousand Dollars ($500,000), which sum shall be applied by Seller to the payment of certain closing costs payable by Seller. Such sum shall be in addition to, and shall not be a part of, the Purchase Price.

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5.5 Post-Closing Adjustments. Either of Purchaser, on the one hand, and Sellers (either individual or collectively), on the other hand, may request by written notice to the other party that such receiving party undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), in accordance with the provisions of Section 5.4 of this Contract (other than real estate taxes, which shall not be subject to readjustment); provided, however, that neither party shall have any obligation to re-adjust any items for any Property unless such written request for proration is made not more than one hundred twenty (120) days after the Closing. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto within ten (10) Business Days after such adjustment is made.

5.6 Survival. The provisions of this Article V shall survive the Closing.

Article VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1 Seller's Representations. Each Seller represents and warrants to Purchaser as to such Seller the following (collectively, the “Seller's Representations”) as of the Effective Date and, subject to the provisions of Section 6.3, as of the Closing Date:

6.1.1 Such Seller is duly organized, validly existing and in good standing under the laws of the state of its formation and has the power and authority to sell and convey its Property and to execute the documents to be executed by such Seller pursuant to the terms of this Contract. Subject to Lender’s consent to the Loan Assumption and Release, the compliance with, and fulfillment of, the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, (i) any contract to which such Seller is a party or by which such Seller is otherwise bound, (ii) any organizational documents of Seller; or (iii) any statute or any regulation, order, judgment, or degree of any court or governmental authority. This Contract is a valid, binding and enforceable agreement against Sellers in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.1.2 Such Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended.

6.1.3 Except as set forth in Schedule 6.1.3, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or, to such Seller’s knowledge, threatened in writing against Seller or such Seller's Property, other than actions or proceedings that are covered by Sellers’ insurance with less than $100,000 in damages asserted.

6.1.4 Seller has not received written notice that there exists any violation of any applicable laws affecting any portion of such Seller’s Property, and to Seller’s knowledge, no such violation exists, that remains uncured.

6.1.5 Seller has not received written notice from any governmental authority of any revocation or threatened revocation of any Permits.

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6.1.6 Seller has delivered to Purchaser or made available to Purchaser on Data Site prior to the Effective Date true, correct and complete copies of the Assumed Property Contracts in effect as of the Effective Date, and Seller shall have delivered to Purchaser (or made available to Purchaser on Data Site) true, correct and complete copies of any New Property Contracts which are entered into by Seller in accordance with Section 7.1.2 within three (3) Business Days after full execution thereof or by the date which is one (1) Business Day prior to the Closing Date, whichever is earlier. Seller has not given or received any written notice of any default under any of its Property Contracts that either (i) remains uncured or (ii) is under a Property Contract that will not be binding upon such Property at Closing, and to Seller’s knowledge, no uncured default exists thereunder.

6.1.7 There are no Utility Contracts in effect for any of the Properties.

6.1.8 Except as set forth in Schedule 6.1.8(a) attached hereto, as of the Effective Date, such Seller has not given or received any written notice of a default under any of the Leases affecting its Property (excluding any default notices as to which the default referenced therein has been cured), and, to Seller’s knowledge, no uncured default exists thereunder. The rent roll for each Property (the “Rent Roll”) attached hereto as Schedule 6.1.8(b) (as updated pursuant to Section 5.2.9) is the Rent Roll used by such Seller in the ordinary course of business and all information therein with respect to the name of tenant, term, security deposit and rent for each Lease is accurate in all respects and all other information therein is, to such Seller’s knowledge, accurate in all material respects. Each such Rent Roll lists all of the Leases then in effect affecting the Property. Except as otherwise reflected on such Rent Roll, no rent has been paid for more than one month in advance by any Tenant. The only security deposits held by Seller for the account of the Tenants under the existing Leases are those listed on the Rent Roll (as the same may be updated pursuant to Section 5.2.9). All security deposits are in the form of cash. All of the Leases shall be assignable at Closing by Seller to Purchaser without the consent of any other party. Seller has delivered to Purchaser or made available to Purchaser on Data Site prior to the Effective Date true, correct and complete copies of the Leases in effect as of the Effective Date that are in the possession or reasonable control of Seller (which, for the avoidance of doubt, shall include all Leases that are filed in a digital filing system and/or any physical filing system maintained by Property Manager and/or Seller), and Seller shall have delivered (or made available to Purchaser on Data Site) true, correct and complete copies of any New Leases which are entered into by Seller in accordance with Section 7.1.1 within three (3) Business Days after full execution thereof or by the date which is one (1) Business Day prior to the Closing Date, whichever is earlier. Seller has paid (or shall have paid at or prior to Closing) any and all leasing brokerage commissions and similar leasing fees payable with respect to the Leases whose term has commenced prior to the Closing, and there are no such leasing brokerage commissions or similar leasing fees with respect to any such Leases which would be payable following the Closing. Each Post-Closing Leasing Commissions Schedule that Seller shall have delivered to Purchaser pursuant to Section 5.4.5.3 shall accurately set forth as of the Closing Date all leasing commissions, referral fees and locator fees applicable to any Leases that have been entered into prior to Closing where the term of such Leases will commence after Closing.

6.1.9 The operating statements delivered by Seller to Purchaser or made available to Purchaser on the Data Site prior to the Effective Date are true, accurate and complete in all

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material respects, and present fairly, in all material respects, the financial position and results of operations of the Property as of the date and for the period to which they apply.

6.1.10 Seller has no employees performing any services with respect to the Property. There are no collective bargaining agreements affecting the Property or any operations or maintenance conducted thereon.

6.1.11 To Seller’s knowledge, all of the Materials delivered by Seller to Purchaser or made available to Purchaser on the Data Site are true and complete copies of what they purport to be.

6.1.12 Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented, in any creditor’s proceeding, to the appointment of a receiver or trustee of Seller or any of its property or any part thereof, or (iv) been named as a debtor in an involuntary bankruptcy proceeding or received a written notice threatening the same. No general assignment of the property of Seller has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or any of its property

6.1.13 Seller is not and is not acting on behalf of: (i) an “employee benefit plan” as defined in Section 3(3) of ERISA/the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” as defined in Section 4975 of the Code, that is subject to Section 4975 of the Code, (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan, or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.

6.1.14 Except for this Contract, Seller has not granted to any person any option or other right to purchase the Property or any direct or indirect interest therein or any part thereof.

6.1.15 Except as set forth on Schedule 6.1.15 hereto, there are no tax certiorari proceedings, tax protest proceedings pending or abatements of real estate taxes or personal property taxes being pursued with respect to the Property for the current or prior tax years. Seller has not received any written notice of a retroactive real property tax assessment.

6.1.16 Seller has good and valid title to its Fixtures and Tangible Personal Property and the same is (or will be at Closing) free and clear of all liens, charges and encumbrances, other than any Permitted Exceptions and any lien or security interest in favor of the Lender securing the Loan.

6.1.17 Sellers have not received written notice alleging that any of the Loans are in default which has not been cured or for which Lender has not waived such default in writing prior to the Effective Date, and to Seller’s knowledge, no uncured default exists thereunder. All of the Existing Loan Documents are listed on Schedule 4.5.1, and there are no other loan documents or amendments, modifications or supplements thereto or assignments thereof entered into or approved by such Seller and/or, to Seller’s knowledge, by Lender. The applicable Seller has provided to Purchaser prior to the Effective Date true, correct and complete copies of the Existing Loan Documents. Schedule A-2 attached hereto sets forth the outstanding principal

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balance of each Loan as of the Effective Date and the maturity date of each Loan. Seller has delivered to Purchaser, or made available to Purchaser through the Data Site, a true, correct and complete copy of the most recent loan statement received from Lender with respect to each Loan as of the Closing Date, and Seller shall have delivered to Purchaser within three (3) Business Days prior to the Closing Date a true, correct and complete copy of the then most recent loan statement received from Lender with respect to each Loan prior to the Closing.

6.1.18 Seller has not received written notice from any governmental authority having jurisdiction over the Property or any portion thereof alleging that there are hazardous materials on the Property in violation of applicable law, and, to Seller’s knowledge, neither Seller nor such Seller’s Property is in violation of any applicable law relating to hazardous materials.

6.1.19 Seller (a) does not appear on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, or any other relevant and applicable regulation or executive order administered by the Office of Foreign Assets Control of the United States Department of the Treasury, (b) is not a person with which a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, (such as the list of boycotting countries published by the U.S. Department of Treasury pursuant to Code §999(a)(3)) or by any other list of restricted parties maintained by the U.S. federal government, in each case as amended from time to time, (c) is not controlled by any person described in the foregoing items (a) or (b), (d) is not a person having its principal place of business, or the majority of its business operations (measured by revenues), located in any country described in the foregoing item (b), (e) is not a person that has been previously indicted for or convicted of any violation of criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or money laundering, including any offense under the criminal laws against terrorism, the criminal laws against money laundering, the Bank Secrecy Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended or the USA PATRIOT Act, and (f) is not a person that could otherwise cause Seller to be in violation of applicable anti-money laundering, economic sanctions, anti-bribery, anti-boycott, anti-terrorism laws, rules, regulations, directives or special measures.

6.1.20 The persons listed in the defined term “Seller Knowledge Party” are the individuals in each Seller’s organization that are, collectively, most knowledgeable about the truth or accuracy of the representations and warranties of such Seller set forth herein which are qualified to Seller’s knowledge.

6.2 AS-IS. Except for Seller's Representations and any covenants of Sellers set forth in this Contract which by their terms survive Closing and any representations, warranties and covenants of Sellers in the Closing Documents (collectively, “Seller’s Representations and Covenants”):

6.2.1 Each Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

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6.2.2 The Purchase Price for each Property and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Sellers or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Sellers or Broker, including, without limitation, any relating to the value of any Property, the physical or environmental condition of any Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of any Property with any regulation, or any other attribute or matter of or relating to any Property (other than Seller's Representations and Covenants with respect to such Property).

6.2.3 Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases each of Seller's Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against any of Seller's Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions in the Materials or other conditions affecting the Properties; provided that, the foregoing release and waiver are not intended to, and shall not apply to, (a) any claims or causes of action arising from any breach of Seller’s Representations and Covenants, (b) any claims or causes of action by a third party against Purchaser for breach of contract, breach of lease, personal injury, death or damage to property based on events that occurred prior to the Closing and that were not caused by or at the direction of Purchaser, and (c) any fraud of any Seller (collectively, the “Non-Released / Waived Claims”).

6.2.4 Purchaser represents and warrants that it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Properties), reports, investigations and inspections as it deems appropriate in connection with the Properties. If Sellers provide or have provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Properties, including, without limitation, the offering prepared by Broker, then, other than Seller’s Representations and Covenants, Purchaser and Sellers agree that Sellers have done so or shall do so only for the convenience of the parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller's Indemnified Parties. Purchaser acknowledges and agrees that, other than Seller’s Representations and Covenants, no representation has been made and no responsibility is assumed by Sellers with respect to current and future applicable zoning or building code requirements or the compliance of the Properties with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Properties, the continuation of contracts, continued occupancy levels of the Properties, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing

6.2.5 Purchaser waives its right to recover from, and forever releases and discharges Seller’s Indemnified Parties of each Seller from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without

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limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with each Property, the physical condition thereof, or any law or regulation applicable thereto (including, without limitation, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.). Without limiting the foregoing, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Sellers and all other Seller’s Indemnified Parties from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters affecting each Property. As part of the provisions of this Section 6.2.5, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it regarding the matters set forth in the foregoing sentences of this paragraph, by virtue of the provisions of federal, state or local law, rules and regulations. Purchaser agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on or about the Properties or any portion thereof be required after the date of Closing, Purchaser shall not bring a claim against Seller with respect to such clean-up, removal or remediation; provided that, notwithstanding anything to the contrary set forth in this Section 6.2.5, nothing set forth in this Section 6.2.5 is intended to, nor shall, waive or release any Non-Released / Waived Claims.

6.2.6 The provisions of this Section 6.2 shall survive Closing and delivery of each Deed to Purchaser.

6.3 Survival of Seller's Representations.

6.3.1 Sellers and Purchaser agree that Seller's Representations for each Property shall survive the Closing for a period of XXXXXXXXXX thereafter (the “Survival Period”). Each Seller shall not have any liability after the Survival Period regarding any of its Seller's Representations (or any warranties, liabilities, covenants, indemnities, and/or obligations of Seller under this Contract that expressly survive Closing or under any of the Closing Documents), except to the extent that Purchaser has delivered to Sellers a written notice of a claim with respect thereto prior to the expiration of the Survival Period and thereafter has commenced a legal proceeding against the applicable Seller within sixty (60) days after delivery of such notice. No Seller shall be liable to Purchaser for a damage claim in excess of an amount equal to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX (the “Individual Cap Amount”) in any individual instance or in the aggregate for all breaches by a Seller of such Seller's Representations, nor shall Purchaser be entitled to bring any claim against a Seller for a breach by such Seller of its Seller's Representations unless the claim or claims for damages (either in the aggregate or as to any individual claim) against such Seller exceeds XXXXXXXXXXXXXXXXXXXXXXXXXXX (the “Floor Amount”), in which event such Seller’s liability respecting such claim or claims shall be for the full amount of such liability, subject to the Individual Cap Amount. Notwithstanding anything to the contrary herein, none of

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the Survival Period, the Individual Cap Amount and the Floor Amount shall apply to (a) each Seller’s post-closing obligations under Article V, which shall survive until the satisfaction thereof pursuant to the provisions set forth therein, (b) Seller’s representations, warranties and covenants set forth in Section 9.1 and Section 9.2, (c) Seller’s and Purchaser’s covenants set forth in Section 7.4 and Section 13.16, and (d) any fraud of any Seller.

6.3.2 To the extent Purchaser obtains actual knowledge prior to the Closing of any inaccuracy in any Seller's Representation and the Closing occurs, such Seller’s Representation shall be deemed modified to reflect such inaccuracy actually known by Purchaser prior to the Closing and Seller shall have no liability whatsoever to Purchaser with respect to such inaccuracy following the Closing.

6.3.3 This Section 6.3 shall survive the Closing.

6.4 Definition of Seller's Knowledge. Any representations and warranties made “to the knowledge of Seller” or “to Seller’s knowledge” shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term “Seller's knowledge” shall mean and refer only to actual collective knowledge of XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXX (collectively, the “Seller Knowledge Party”), and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of such Seller, or any affiliate of such Seller, or to impose upon the Seller Knowledge Party any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon the Seller Knowledge Party any individual personal liability; provided that, the Seller Knowledge Party shall have made reasonable inquiry of Property Manager prior to the Effective Date and not more than three (3) Business Days prior to the Closing Date with respect to the accuracy of any representations and warranties of Sellers which are qualified to the knowledge of Seller or to Seller’s knowledge.

6.5 Changed Facts or Circumstances. At any time following the Effective Date and prior to the Closing, if any one or more of Seller’s Representations are no longer true and correct in all material respects and such change(s) to such Seller’s Representations result from any changes to facts or circumstances underlying such Seller’s Representations (the “Changed Facts and Circumstances”), which Changed Facts and Circumstances (a) result from any action taken by any Seller as expressly permitted by this Contract, (b) are not within the reasonable control of such Seller (using commercially reasonable efforts) to prevent, or (c) result from any action taken by Purchaser, then such Seller shall not be in default under this Contract as a result thereof, but Purchaser shall be entitled to terminate this Contract pursuant to Section 8.1 by delivering a written notice thereof to Sellers if such Changed Facts and Circumstances (i) did not result from any action taken by any Seller in accordance with Section 7.1 or otherwise with Purchaser’s prior written consent, (ii) did not result from any action taken by Purchaser, and (iii) result in a material adverse change to Seller’s Representations; provided that, Purchaser shall not be entitled to terminate this Contract if the Changed Facts and Circumstances are with respect to (A) the expiration of any Leases prior to the Closing and/or the termination of any Leases prior to the Closing by reason of the tenant’s default thereunder or for any other reason not constituting a default by Seller under this Agreement, or (B) the filing of any litigation against Seller following the Effective Date and prior to the Closing to the extent such litigation is fully covered by Seller’s insurance (and Purchaser would not have any liability or obligation with respect thereto) and disclosed in Seller’s

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Representation Certificate. If Purchaser terminates this Contract pursuant to Section 8.1 as set forth in the immediately preceding sentence, then Escrow Agent shall return the Deposit to Purchaser within one (1) Business Day after such termination and none of the parties shall have any further obligations under this Contract except for such obligations which by their express terms survive the termination of this Contract.

6.6 Representations and Warranties of Purchaser. For the purpose of inducing Sellers to enter into this Contract and to consummate the sale and purchase of the Properties in accordance herewith, Purchaser represents and warrants to Sellers the following as of the Effective Date and as of the Closing Date:

6.6.1 Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

6.6.2 Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser's partners, directors, officers or members are required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions of this Contract will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser's ability to consummate the transaction contemplated by this Contract. This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.6.3 No pending or, to the knowledge of Purchaser, threatened in writing litigation exists against Purchaser which if determined adversely would restrain Purchaser from consummating the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser's obligations or covenants to Sellers under this Contract.

6.6.4 Other than Seller's Representations and Covenants, Purchaser has not relied on any representation or warranty made by Sellers or any representative of Sellers (including, without limitation, Broker) in connection with this Contract and the acquisition of the Properties.

6.6.5 Purchaser (a) does not appear on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, or any other relevant and applicable regulation or executive order administered by the Office of Foreign Assets Control of the United States Department of the Treasury, (b) is not a person with which a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, (such as the list of boycotting countries published by the U.S. Department of Treasury pursuant to Code §999(a)(3)) or by any other list of restricted parties maintained by the U.S. federal government, in each case as amended from time to time, (c) is not controlled by

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any person described in the foregoing items (a) or (b), (d) is not a person having its principal place of business, or the majority of its business operations (measured by revenues), located in any country described in the foregoing item (b), (e) is not a person that has been previously indicted for or convicted of any violation of criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or money laundering, including any offense under the criminal laws against terrorism, the criminal laws against money laundering, the Bank Secrecy Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended or the USA PATRIOT Act, and (f) is not a person that could otherwise cause Purchaser to be in violation of applicable anti-money laundering, economic sanctions, anti-bribery, anti-boycott, anti-terrorism laws, rules, regulations, directives or special measures.

6.6.6 Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented, in any creditor’s proceeding, to the appointment of a receiver or trustee of Purchaser or any of its property or any part thereof, or (iv) been named as a debtor in an involuntary bankruptcy proceeding or received a written notice threatening the same. No general assignment of the property of Purchaser has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property.

6.6.7 Purchaser is not and is not acting on behalf of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975 of the Code, (iii) an entity deemed to hold “plan assets” of either of the foregoing (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA), or (iv) a “governmental plan” within the meaning of Section 3(42) of ERISA, and is not subject to state statutes regulating investments of “governmental plans” that would be violated by the transactions contemplated in this Contract.

6.6.8 The person listed in the defined term “Purchaser Knowledge Party” is the individual in Purchaser’s organization most knowledgeable about the truth or accuracy of the representations and warranties of Purchaser set forth herein which are qualified to Purchaser’s knowledge.

6.7 Definition of Purchaser’s Knowledge. Any representations and warranties made “to the knowledge of Purchaser” or “to Purchaser’s knowledge” shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term Purchaser’s “knowledge” shall mean and refer only to actual knowledge of XXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXX (the “Purchaser Knowledge Party”), and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of such Purchaser, or any affiliate of such Purchaser, or to impose upon the Purchaser Knowledge Party any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon the Purchaser Knowledge Party any individual personal liability, provided that he shall not have any personal liability or liability whatsoever with respect to any matters set forth in this Contract or any of Purchaser’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

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Article VII
OPERATION OF THE PROPERTIES

7.1 Leases and Property Contracts.

7.1.1 Each Seller may enter into new Leases (or amendments or renewals of existing Leases) that are consistent with such Seller’s current leasing practices as of the Effective Date in the ordinary course of business with bona fide third parties so long as such new Leases or such amendments or renewals of existing Leases (a) are at current market rents for a term of no less than six (6) months and not more than twelve (12) months, (b) do not contain any non-market concessions or discounts, and (c) as to each of the Properties commonly known as “Evanston Place” and “Hyde Park Tower”, will not, with all then existing Leases in effect as such Property, result in at least forty percent (40%) of the Leases then in effect at such Property being student Leases (and, for the avoidance of doubt, any Leases with a guarantor are deemed as student Leases for purposes hereof, which Sellers and Purchaser understand is consistent with Lender’s underwriting criteria). Each new Lease entered into by Seller in accordance with the immediately preceding sentence shall be in such Seller’s standard lease form which has been made available to Purchaser prior to the Effective Date on the Data Site as part of the Materials. If a Seller wishes to enter into any new Lease (or any amendment or renewal of any existing Lease) that is not in accordance with the requirements set forth above in this Section 7.1.1, then such Seller shall provide prior written notice thereof by email to Purchaser (at XXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXX, and notwithstanding anything to the contrary in Section 13.6, no hard copy thereof shall be required to also be delivered to Purchaser as set forth in Section 13.6), together with the form of such new Lease or such amendment or renewal. If Purchaser fails to respond to such Seller’s request (which response may be, notwithstanding anything to the contrary in Section 13.6, solely via email to XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXX without also delivering a hard copy thereof to Purchaser as set forth in Section 13.6), for written consent pursuant to this Section 7.1.1 within five (5) Business Days of Purchaser’s receipt of such Seller’s request (which includes the form of such new Lease or such amendment or renewal), then Purchaser shall be deemed to have consented to such request. Any new Leases or any amendments, extensions and renewals of Leases entered into by Sellers following the Effective Date in compliance with this Section 7.1.1 are referred to herein collectively as “New Leases”. Sellers may terminate any Leases only in the ordinary course of business and consistent with their respective leasing practices as of the Effective Date.

7.1.2 Each Seller shall not enter into a new Property Contract or any amendments, extensions or renewals of any existing Property Contract, or terminate any Assumed Property Contract (other than in the ordinary course of business in connection with a default by a service provider thereunder), in each case, without first obtaining the prior written consent of Purchaser, which consent may be withheld in Purchaser’s reasonable discretion. Notwithstanding the foregoing, (a) Sellers shall terminate, at their sole cost and expense, any and all Terminated Contracts at or prior to Closing, and (b) any Seller may enter into a new Property Contract that is entered into due to an emergency that would result in imminent harm to persons or damage to

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property, or otherwise entered in the ordinary course of business, in each case, to the extent that such Property Contract is terminated by such Seller, at its sole cost and expense, at or prior to the Closing. Any new Property Contract or any amendments, extensions or renewals of any existing Property Contract entered into by Sellers following the Effective Date in compliance with this Section 7.1.2, other than those Property Contracts which are required to be terminated by Sellers hereunder (including, without limitation, the Terminated Contracts) at or prior to Closing, are referred to herein collectively as “New Property Contracts”.

7.1.3 Each Seller shall not enter into a new Utility Contract without first obtaining the prior written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion).

7.2 General Operation of Property. Except as specifically set forth in this Article VII, each Seller shall continue to operate its Property in the ordinary course of business and in substantially the same manner as prior to the Effective Date, provided that each Seller shall not be required to perform any capital repair or replacement projects at the Properties or any portion thereof other than in the ordinary course of business or otherwise as required by the Existing Loan Documents. Each Seller will not make any alterations to its Property other than in the ordinary course of business or remove any Fixtures and Tangible Personal Property (unless such items of Fixtures and Tangible Personal Property are replaced with such items of equal or better quality or such removal is necessary in order to make any repairs to a Property after a casualty, in which case, such items of Fixtures and Tangible Personal Property shall be reinstalled or replaced by Seller with such items of equal or better quality following the completion of such repairs), in each case, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, each Seller may take such actions which are reasonably necessary to address or otherwise prevent any emergency life or safety issue at its Property in compliance with the applicable terms and conditions of the Existing Loan Documents and, if applicable, subject to the provisions of Section 7.1.2; provided that, such Seller shall notify Purchaser in writing of such action to be taken and the basis for such action if commercially practicable (otherwise, Seller shall provide such written notice to Purchaser within two (2) Business Days after such action is taken).

7.3 Liens. Each Seller agrees that it will not voluntarily create or cause any lien or encumbrance to attach to its Property from and after the Effective Date until the Closing Date unless Purchaser approves such lien or encumbrance, which approval may be granted or withheld in Purchaser’s sole and absolute discretion. If Purchaser approves in writing any such subsequent lien or encumbrance, then the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

7.4 Tax Appeals. If any tax reduction proceedings, tax protest proceedings, tax objection, tax compliant or tax assessment appeal or similar proceeding (collectively, a “Tax Appeal”) for any of the Properties, to the extent specified on Schedule 6.1.15 and relating to any tax year ending prior to January 1, 2026, are pending at the time of Closing, then Sellers may, at Sellers’ sole cost and expense, continue to prosecute and/or settle the same without the consent of Purchaser. Sellers may commence a Tax Appeal for any of the Properties relating to any tax year ending prior to January 1, 2026 (but not any tax year commencing on or after such date) without Purchaser’s prior written consent. If any Seller commences such Tax Appeal relating to any tax

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year ending prior to January 1, 2026 (or, if any such Tax Appeal is specified on Schedule 6.1.15 and are pending at the time of Closing), then Sellers shall be entitled to, at Sellers’ sole cost and expense, continue to prosecute and/or settle the same (in which event, Purchaser shall use commercially reasonable efforts to cooperate with Sellers, at Sellers’ sole cost and expense, in connection with the prosecution of such proceeding or appeal, including executing such documents as Sellers may reasonably request in order for Sellers to prosecute and/or settle any such proceedings, but only to the extent such documents do not subject Purchaser to any liability or obligation and are in such forms reasonably acceptable to Purchaser). Purchaser shall not independently institute any Tax Appeal for the Properties for any tax years ending prior to January 1, 2026. Any refunds or savings in the payment of taxes resulting from any Tax Appeal applicable to the period prior to the Closing Date shall belong to Sellers and any refunds or savings in the payment of taxes relating to the period from and after the Closing Date shall belong to Purchaser. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Sellers and Purchaser in proportion to the gross amount of such refunds or savings payable to Sellers and Purchaser, respectively. For purposes of this Section 7.4, the “tax year” means the year for which the assessed value and the tax levies are determined, and not the year in which the taxes are payable.

Article VIII
CONDITIONS PRECEDENT TO CLOSING

8.1 Purchaser's Conditions to Closing. Purchaser's obligation to close under this Contract shall be subject to and conditioned upon the fulfillment on or before the Closing Date of each of the following conditions precedent (any of which may be waived by Purchaser in writing its sole and absolute discretion):

8.1.1 All of the documents required to be delivered by Sellers to Escrow Agent in connection with the Closing pursuant to Section 5.2 shall have been timely delivered in accordance therewith;

8.1.2 Subject to the provisions set forth in Section 6.5, each of Seller's Representations shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date;

8.1.3 Each Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by such Seller hereunder;

8.1.4 No Seller shall be a debtor in any bankruptcy proceeding;

8.1.5 Lender shall have delivered into escrow with Escrow Agent the Loan Assumption Documents executed by Lender to which it is a party, and Lender shall have authorized the Loan Assumption and Release to occur in connection with the Closing; provided, however, that Purchaser obtaining the Loan Assumption and Release shall not be a condition precedent to Purchaser’s closing obligations if Lender fails to authorize the Loan Assumption and Release solely due to (a) the lack of sufficient committed capital from Purchaser’s equity sources,

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or (b) any fraud or material misrepresentation by Purchaser in any written certifications made by Purchaser with respect to itself or its proposed guarantor parties which are included in the Loan Assumption and Release Approval Package.

8.1.6 Lender shall have approved the Supplemental Loan, and shall have authorized the disbursement of the Supplemental Loan proceeds to occur in connection with the Closing; provided, however, that Purchaser obtaining the Supplemental Loan shall not be a condition precedent to Purchaser’s closing obligations if Lender fails to authorize the disbursement of the Supplemental Loan solely due to (a) the lack of sufficient committed capital from Purchaser’s equity sources, or (b) any fraud or material misrepresentation by Purchaser in any written certifications made by Purchaser with respect to itself or its proposed guarantor parties which are included in the Supplemental Loan Approval Package; and

8.1.7 Title Insurer shall be irrevocably and unconditionally committed to issue to Purchaser a Title Policy for each Property, provided that (i) the Title Insurer has received payment of all premiums due from Purchaser with respect to the Title Policy for each Property as set forth in Section 5.4.8 and (ii) Purchaser has delivered to Title Insurer all documents reasonably required from Purchaser in order to issue each such Title Policy.

Notwithstanding anything to the contrary set forth in this Contract, there are no conditions to Purchaser's obligation to close under this Contract except as expressly set forth in this Section 8.1 (provided that, for the avoidance of doubt, Purchaser has the right to terminate this Contract for other reasons as expressly provided in this Contract). If any condition set forth in this Section 8.1 is not met, Purchaser may (a) waive such condition in writing and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate this Contract in its entirety (and not in part) and receive a return of the Deposit from the Escrow Agent, or (c) if such failure constitutes a default by Sellers under this Agreement which entitles Purchaser to exercise its remedies pursuant to Section 10.2, exercise any of Purchaser’s remedies pursuant to Section 10.2.

8.2 Sellers' Conditions to Closing. Each Seller's obligation to close with respect to conveyance of its Property under this Contract shall be subject to and conditioned upon the fulfillment on or before the Closing Date of each of the following conditions precedent (any of which may be waived by such Seller in writing its sole and absolute discretion):

8.2.1 All of the documents and funds required to be delivered by Purchaser to Escrow Agent in connection with the Closing pursuant to Section 5.3 shall have been timely delivered in accordance therewith;

8.2.2 Each of the representations and warranties of Purchaser contained in Section 6.6 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date;

8.2.3 Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4 Purchaser shall not be a debtor in any bankruptcy proceeding; and

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8.2.5 Lender shall have delivered into escrow with Escrow Agent the Loan Assumption Documents executed by Lender to which it is a party, and Lender shall have authorized the Loan Assumption and Release to occur in connection with the Closing.

Notwithstanding anything to the contrary set forth in this Contract, there are no conditions to Sellers’ obligation to close under this Contract except as expressly set forth in this Section 8.1 (provided that, for the avoidance of doubt, Sellers have the right to terminate this Contract for other reasons as expressly provided in this Contract). If any condition set forth in this Section 8.2 is not met, then Sellers may (a) waive any of the foregoing conditions in writing and proceed to Closing on the Closing Date, or (b) terminate this Contract in its entirety (and not in part), in which case, the Deposit shall be returned to Purchaser by Escrow Agent unless Sellers are otherwise entitled to receive the Deposit as liquidated damages pursuant to Section 10.1, in which case, Escrow Agent shall disburse the Deposit to Sellers in accordance with Section 10.1.

Article IX
BROKERAGE

9.1 Indemnity. Each Seller and Purchaser represents and warrants to the other that it has dealt only with XXXXXXXXXXXXXXXX (collectively, the “Brokers”) in connection with this Contract. Each Seller and Purchaser represents and warrants to the other that, other than the Brokers, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract. Sellers and Purchaser agree to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel reasonably approved by the indemnitee) the other party from and against all Losses relating to any breach by the indemnifying party of the foregoing representation, including any brokerage commissions and finder's fees arising from or attributable to the acts of the indemnifying party; provided that, for the avoidance of doubt, Purchaser shall have no obligation or liability whatsoever with respect to any commissions payable to the Brokers.

9.2 Brokers Commission. If Closing occurs, Sellers agree to pay each of the Brokers a commission according to the terms of a separate contract with each of the Brokers, and Sellers agree to indemnify, hold harmless and, if requested in the sole and absolute discretion of Purchaser, defend (with counsel reasonably approved by Purchaser) Purchaser from and against all Losses relating to the payment of commissions which may be owed to the Brokers. The Brokers shall not be deemed a party to or a third-party beneficiary of this Contract.

9.3 Survival. The provisions of this Article IX shall survive the Closing and any termination of this Contract.

Article X
DEFAULTS AND REMEDIES

10.1 Purchaser Default. If Purchaser (i) fails to consummate the purchase of the Properties in breach of this Contract (including, without limitation, Purchaser’s failure to fund the balance of the Purchase Price or to deliver any of the documents required to be delivered pursuant to Section 5.3), and provided that all of Purchaser’s conditions precedent set forth in Section 8.1 have been satisfied or otherwise waived in writing by Purchaser, or (ii) prior to the Closing Date,

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materially defaults on its covenants set forth in Section 4.5 to use diligent and good faith efforts to attempt to satisfy (A) Lender’s loan assumption guidelines and the requirements set forth in the Assumed Loan Documents to allow for each Loan Assumption and Release, and (B) Lender’s loan origination guidelines and requirements for obtaining the Supplemental Loan (in each case, subject to, if applicable, the terms of Section 10.3), then Sellers may terminate this Contract (without Purchaser having the right to cure such failure) upon delivery of a written notice thereof to Purchaser and Escrow Agent, and upon delivery of such written notice of termination to Purchaser and Escrow Agent, (a) this Contract shall terminate, (b) Purchaser shall forfeit the Deposit as liquidated damages, (c) the Escrow Agent shall deliver the Applicable Share of the Deposit to each Seller, and (d) none of the parties shall have any further obligations under this Contract except for such obligations which by their terms expressly survive termination of this Contract (and, without limiting the generality of the foregoing, none of the parties shall be obligated to proceed with the purchase and sale of the Properties). The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser's indemnity and confidentiality obligations hereunder which by their terms expressly survive the termination of this Contract and Sellers’ right to recover attorneys’ fees pursuant to Section 13.16 hereof, Sellers' sole and exclusive remedy for Purchaser's failure to perform its obligation to purchase the Properties in breach of this Contract. Sellers expressly waive the remedies of specific performance and additional damages for such default by Purchaser. SELLERS AND PURCHASER ACKNOWLEDGE THAT SELLERS' DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLERS' DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTIES. SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLERS, AND SHALL BE SELLERS' EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER WHICH BY EXPRESS TERMS SURVIVE THE TERMINATION OF THIS CONTRACT AND SELLERS’ RIGHT TO RECOVER ATTORNEYS’ FEES PURSUANT TO SECTION 13.16 HEREOF.

10.2 Seller Default. If any Seller (i) defaults on its obligations hereunder to deliver to Escrow Agent the deliveries specified under Section 5.2 on the date required thereunder, or to close on the sale of any of the Properties on the Closing Date (and provided that all of Sellers’ conditions precedent set forth in Section 8.2 have been satisfied or otherwise waived in writing by Sellers) or (ii) prior to the Closing, materially defaults on any of its representations, covenants or obligations under this Contract (subject to, if applicable, the terms of Section 10.3), then, at Purchaser's election and as Purchaser's exclusive remedy, Purchaser may either (a) terminate this Contract in its entirety (and not in part), and the Deposit shall be returned to Purchaser, or (b) subject to the conditions below, seek specific performance of Sellers’ obligation to close on the sale of the Properties pursuant to this Contract. If Purchaser elects to terminate this Contract, then Purchaser shall recover from Sellers, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit) its direct and actual out of pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed XXXXXXXXXXXXXXXXX in the aggregate. Purchaser may seek specific performance of Sellers’ obligation to close on the sale of the Properties pursuant to this Contract

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only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall file suit therefor with the court on or before the XXXXXXXXX day after the scheduled Closing Date. If Purchaser fails to file an action for specific performance within XXXXXXXXXX days after the scheduled Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above. Notwithstanding anything to the contrary herein, if Purchaser has elected to seek specific performance of this Contract as set forth above, but specific performance is not available to Purchaser solely as a result of Sellers’ intentional and willful transfer of title to any of the Properties to a third party in violation of this Contract, then Purchaser shall be entitled to recover from Sellers, in addition to the reimbursement of its out of pocket expenses and costs as set forth above, any and all actual damages and consequential damages. SELLERS AND PURCHASER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER IN THE EVENT OF A SELLER’S DEFAULT UNDER THIS CONTRACT PRIOR TO THE CLOSING, AND, EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 10.2, SHALL BE PURCHASER'S EXCLUSIVE REMEDY AGAINST SELLERS, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY ANY SELLER OF ITS COVENANTS PRIOR TO THE CLOSING OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. EXCEPT AS OTHERWISE SET FORTH ABOVE IN THIS SECTION 10.2, UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLERS FOR ANY BREACH BY SELLERS OF THEIR COVENANTS OR OBLIGATIONS UNDER THIS CONTRACT. PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTIES UNLESS PURCHASER HAS FILED AN ACTION SEEKING SPECIFIC PERFORMANCE OF THIS CONTRACT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING SET FORTH IN THIS SECTION 10.2 SHALL LIMIT OR RESTRICT PURCHASER’S RIGHTS AND REMEDIES, AND ENFORCING SELLERS’ OBLIGATIONS, UNDER ARTICLE IX, SECTION 13.13 AND SECTION 13.16.

10.3 Notice and Cure Right. Notwithstanding anything to the contrary in this Contract, if either any Seller or Purchaser is in breach under this Agreement (the “Defaulting Party”), then the other party (the “Non-Defaulting Party”) shall deliver written notice to the Defaulting Party of such breach, and (a) the Defaulting Party shall have until the date that is XXXXXXXX days after the Defaulting Party’s receipt of such written notice to cure the breach, and (b) the Defaulting Party shall not be in default under this Agreement if the Defaulting Party cures such breach by no later than the date that is XXXXXXX days after the Defaulting Party’s receipt of such written notice; provided, however, the foregoing shall not apply with respect to (i) a default by any Seller or Purchaser in its obligations to close the transactions contemplated by this Contract on the Closing Date, or (ii) a default by any Seller or Purchaser in its obligations to timely deliver the documents and other instruments (and, as to Purchaser, also the funds) to Escrow Agent pursuant to Section 2.2.3, Section 5.2 or Section 5.3, respectively.

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Article XI
CASUALTY

11.1 Major Damage. If any damage or casualty to any Property occurs then Sellers shall provide Purchaser with written notice thereof within three (3) days after Sellers obtain knowledge of the damage or casualty event. If a Property or any portion thereof is damaged or destroyed by fire or other casualty prior to the Closing Date, and the cost to repair such damage or destruction (as reasonably estimated by a licensed architect or engineer selected by Sellers and reasonably acceptable to Purchaser) is equal to or greater XXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXX then Purchaser may elect, by written notice to Sellers given within ten (10) days after the date that Purchaser receives notice of such damage or destruction, to:

(a) (i) terminate this Contract as it pertains to that damaged Property only (in which event the Applicable Share of the Deposit shall be released to Purchaser), and thereafter neither party shall have any further obligations or liability hereunder with respect to such Property (except for any obligations that expressly survive a termination of this Contract) and (ii) complete the purchase of the remaining Properties without any reduction to the Purchase Price for each of such remaining Properties (as set forth on the Seller Information Schedule), or

(b) complete the purchase of all Properties without any reduction in Purchase Price and, to the extent the same are assignable by Seller to Purchaser, receive any proceeds from any insurance carried by Seller covering such destruction, up to the amount of the Purchase Price for the damaged Property, with a credit to Purchaser for any deductible under such insurance (other than for reasonable costs of collection of such proceeds and reasonable amounts expended by Seller to secure the damaged Property safely and repair the damaged Property) and for any amount of underinsured or uninsured loss.

The failure of Purchaser to notify Sellers of its election in the manner provided in this Section 11.1 shall be deemed an election by Purchaser of Section 11.1(b) to complete the purchase of all the Properties.

If a Property or any portion thereof is damaged or destroyed by fire or other casualty prior to the Closing Date, and the cost to repair such damage or destruction (as reasonably estimated by a licensed architect or engineer selected by Sellers and reasonably acceptable to Purchaser) is less than XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXX then this Contract shall not terminate in whole or in part and Purchaser shall complete the purchase of all Properties without a reduction in the Purchase Price in accordance with this Contract. In such event, Purchaser shall be entitled to receive any proceeds from any insurance carried by Seller covering any improvements on the Property that may be damaged or destroyed, up to the amount of the Purchase Price for the damaged Property, with a credit to the Purchaser for (i) any deductible under such insurance (other than reasonable costs of collection of such proceeds and amounts reasonably expended by Seller to secure the damaged Property safely and repair the damaged Property), (ii) any amount of underinsured or uninsured loss, and (iii) any rental interruption insurance proceeds received by or payable to a

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Seller in respect of any lost rent for any period from and after the Closing and resulting from such damage or destruction.

The provisions of this Section 11.1 shall survive the Closing.

11.2 Repairs. If a Seller elects to commence any repairs to a damaged Property prior to Closing, then such Seller shall be entitled to receive and apply available insurance proceeds to any portion of such repairs completed prior to Closing, with Purchaser being responsible for completion of such repairs after Closing (subject to Purchaser receiving the remaining insurance proceeds and, if such remaining insurance proceeds are insufficient to pay for such repairs, then Purchaser shall receive a credit at Closing for the amount of such deficiency); provided that, any construction and other contracts proposed to be entered into by such Seller with respect to such repairs shall be subject to Purchaser’s prior written approval (not to be unreasonably withheld) if the repairs or installation thereunder will not be completed prior to the Closing Date. If any repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by applicable Seller in connection with such repairs to the extent such contracts shall have been approved by Purchaser (in its reasonable discretion) as set forth above in this Section 11.2.

Article XII
EMINENT DOMAIN

12.1 Eminent Domain. If any condemnation or eminent domain proceedings of any kind are commenced against any Property, then Sellers shall give notice to Purchaser of any such proceedings within three (3) days after Sellers receive written notice thereof. If prior to Closing: (a) a material part of any Property is taken by condemnation or eminent domain proceedings of any kind, or (b) condemnation or eminent domain proceedings of any kind are instituted against a material portion of a Property, then Purchaser may elect, by written notice to Sellers given within ten (10) days after receipt of notice thereof from any Seller, to:

(x) (i) terminate this Contract as it pertains to that Property only (in which event the Applicable Share of the Deposit shall be released to Purchaser) and thereafter neither party shall have any further obligations or liability hereunder with respect to such Property, except for any except for any provisions of this Contract that expressly survive a termination of this Contract and (ii) complete the purchase of the remaining Properties without any reduction to the Purchase Price for each of such remaining Properties (as set forth on the Seller Information Schedule), or

(y) complete the purchase of all of the Properties, less the portion of the Property taken by eminent domain or condemnation without any reduction in Purchase Price, and all awards or payments paid to Seller under such proceedings or in connection therewith (up to the amount of the Purchase Price for the condemned Property) shall be credited against the Purchase Price or, if to be paid subsequent to Closing, assigned to Purchaser.

If Purchaser fails to notify Seller in writing of its election as set forth above in this Section 12.1, then Purchaser shall be deemed to have elected the option set forth in clause (y) of this Section 12.1. For purposes of this Section 12.1, a condemnation or eminent domain proceeding

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shall be deemed “material” if (i) the access to the Property from a public right-of-way is materially and adversely impacted by such proceeding or taking, (ii) the Property can no longer be used for the same use of such Property existing as of the Effective Date directly as a result of such proceeding or taking or (iii) such proceeding or such taking is reasonably expected by Purchaser (which determination is reasonably acceptable to Seller) to cause a diminution in the value of the Property equal to or greater than XXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXX. This Section will govern to the extent inconsistent with any applicable law.

If, prior to Closing, a non-material part of any Property is taken by condemnation or eminent domain proceedings of any kind, or condemnation or eminent domain proceedings of any kind are instituted against a non-material portion of a Property, then this Contract shall not terminate in whole or in part and Purchaser shall complete the purchase of all of the Properties, less the portion of the Property taken by eminent domain or condemnation without any reduction in Purchase Price, and all awards or payments paid to Seller under such proceedings or in connection therewith (up to the amount of the Purchase Price for the condemned Property) shall be credited against the Purchase Price or, if to be paid subsequent to Closing, assigned to Purchaser.

The provisions of this Section 12.1 shall survive the Closing.

Article XIII
MISCELLANEOUS

13.1 Binding Effect of Contract. This Contract shall not be binding on any party until executed by both Purchaser and all Sellers. The Escrow Agent's execution of this Contract shall not be a prerequisite to its effectiveness. Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Sellers and Purchaser, and their respective successors, and permitted assigns.

13.2 Exhibits and Schedules. All Exhibits and Schedules annexed hereto are a part of this Contract for all purposes.

13.3 Assignability. Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Sellers. Notwithstanding the foregoing, Purchaser may assign this Contract to an entity that is a Permitted Assignee, provided that any such assignment shall not (i) prevent or result in the revocation of the approval by the Lender of the Loan Assumption and Release and the Supplemental Loan or (ii) cause a delay in Purchaser obtaining the approval by the Lender of the Loan Assumption and Release and the Supplemental Loan by the Closing Date (as the same may be extended pursuant to Section 5.1). For purposes hereof, (a) the term “Permitted Assignee” means an entity (i) controlled by, or under common control with, the Purchaser named herein (and/or XXXXXXXXXXXX) or XXXXXXXXXX
XXXXXXXXX and (ii) which the Purchaser named herein (and/or XXXXXXXXXXXXXXXX) is a direct or indirect member thereof, and (b) the term “control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, through the ownership of voting securities, by contract or

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otherwise. The terms controlled, controlling and common control shall have correlative meanings. If Purchaser exercises its foregoing assignment right, then (A) the named Purchaser herein shall provide at least five (5) Business Days’ prior written notice to Sellers of such assignment, (B) such notice shall set forth the name of the entity to which this Contract is being assigned and certification by Purchaser that such proposed assignee is a Permitted Assignee, (C) the named Purchaser herein shall not be released from its obligations hereunder (provided that if the Closing occurs then the original named Purchaser hereunder shall be automatically released from any and all obligations and liabilities hereunder), and (D) the assignee shall assume on a joint and several basis all of the obligations of the assignor under this Contract.

13.4 Captions. The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6 Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than one (1) Business Day thereafter. All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser: LaTerra Capital Management, LLC

XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX

with a copy concurrently sent to:

XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX

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XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX

To Sellers: c/o AIMCO
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX

With a copy concurrently sent to each of:

XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX

and

XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXX

Unless a notice is specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice must be delivered to the Escrow Agent in order to be effective, provided that the notice is delivered to the other party in accordance with the above provisions. Notice may be given by the attorneys for the respective parties.

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13.7 Governing Law and Venue. This Contract, and all closing documents, and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to the conflicts of laws principles thereof. Any action brought to interpret or enforce this Contract shall be brought in a court of competent jurisdiction in Cook County, Illinois, and each party hereto hereby consents to jurisdiction and venue in such court.

13.8 Entire Agreement. This Contract embodies the entire agreement among the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9 Amendments. This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10 Severability. If any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11 Multiple Counterparts. This Contract may be executed in a number of identical counterparts. This Contract may be executed by facsimile signatures or electronic delivery of signatures, including execution by “docusign”, which shall be binding on the parties hereto.

13.12 Construction. No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13 Confidentiality.

13.13.1 Except as permitted hereunder, Purchaser shall (and shall cause Purchaser Representatives to) maintain in confidence (a) all of the terms and conditions of this Contract (including the Purchase Price for each Property), and (b) all non-public information concerning the Properties (or any portion thereof) which Sellers or its representatives have disclosed or delivered, or shall hereafter disclose or deliver to Purchaser and/or Purchaser Representatives (collectively, the “Confidential Information”). Purchaser shall not, without Sellers’ prior written consent (which may be withheld in Sellers’ sole and absolute discretion) deliver or disclose any Confidential Information to any other person except as may be required or requested by applicable law, rule, regulation, subpoena, judicial or administrative proceeding or other legal process or governmental or regulatory authority having jurisdiction over Purchaser and/or Purchaser Representatives. “Confidential Information” shall not include: (i) information already the possession of Purchaser or any of Purchaser Representatives prior to the receipt of such information from Sellers or their representatives; (ii) information which was or is made available to Purchaser or any of Purchaser Representatives on a non-confidential basis (provided that the

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source of such information was not known by, as applicable, Purchaser or such Purchaser Representative, to be bound by a confidentiality agreement with Sellers with respect to such information); (iii) information which is or becomes available to the general public other than as a result of a disclosure thereof by Purchaser or any of Purchaser Representatives in violation of this Section 13.13.1; (iv) information which is required to be disclosed by a court of competent jurisdiction in connection with any litigation between the parties hereto; or (v) information that was or is independently developed by Purchaser and/or any of Purchaser Representatives without any reliance on any Confidential Information. Notwithstanding the foregoing, Purchaser may disclose and deliver Confidential Information to Purchaser Representatives; provided, however, that Purchaser agrees that it shall notify such Purchaser Representatives of the confidential nature of such information and directs them to keep the Confidential Information in confidence in accordance with this Section 13.13.1. Purchaser shall be responsible for any breach of this Section 13.13.1 by any of Purchaser Representatives. Purchaser shall not use, or permit Purchaser Representatives to use, any of the Confidential Information for any purpose other than to evaluate, negotiate and/or consummate, as the case may be, the Properties and the transactions contemplated hereunder.

13.13.2 Sellers shall maintain in confidence all of the terms and conditions of this Contract (including the Purchase Price for each Property); provided that, Sellers may disclose the terms and conditions of this Contract (and the Contract itself) as is necessary, in Sellers' reasonable discretion (or as Sellers may be advised by their securities counsel), in order for Sellers to make any public disclosures they or AIMCO is required or may elect to make under federal or state securities laws or regulations (including, without limitation, any Form 8-K or other filing and disclosure with the U.S. Securities Exchange Commission) or in order for AIMCO to provide information to its shareholders, investors and prospective investors; provided that, if federal or state securities laws or regulations do not require Sellers or AIMCO to make such disclosure, but Sellers or AIMCO elects to make such disclosure, then Sellers must have obtained Purchaser’s reasonable written approval prior to Sellers or AIMCO making such disclosure.

13.13.3 Notwithstanding anything contained herein to the contrary, Sellers (or AIMCO) and/or Purchaser may issue a press release or other public statement regarding the sale of, or the contract for the sale of, the Properties by Sellers to Purchaser, provided that the information disclosed in any such press release shall not contain any terms of sale that would not customarily be disclosed in connection with any filings under federal or state securities laws or regulations (including without limitation any Form 8-K filing and disclosures with the U.S. Securities Exchange Commission). Sellers and Purchaser shall cooperate with each other in good faith with respect to the timing for issuing any press release. Any public disclosures by Sellers (or AIMCO) or Purchaser regarding the transactions contemplated by this Contract (whether made before or after Closing) shall not (i) provide any commentary on the other party (or any of its respective affiliates), (ii) disparage, diminish or otherwise provide negative commentary on the status of the real estate market in and around the general geographic areas where the respective Properties are located, or (iii) provide subjective commentary on or related to the Purchase Price.

13.13.4 Unless and until the Closing occurs, Purchaser shall not market any of the Properties to any prospective purchaser without Sellers’ prior written consent.

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13.13.5 If this Contract is terminated pursuant to the terms hereof, then, upon written request by Sellers, Purchaser shall return to Sellers all copies of the Confidential Information obtained by Purchaser from Sellers (or, at Purchaser’s election, destroy such Confidential Information) within ten (10) Business Days after Purchaser’s receipt of such written request; provided, however, that Purchaser shall only be required to return or destroy such Confidential Information to the extent such return or destruction (A) is not prohibited by law, rule, regulation, by court of competent jurisdiction or by a governmental, supervisory or regulatory body, (B) is reasonably practicable, with respect solely to electronic data, given the limitations on the permanent destruction of electronic data located on information technology systems, and (C) is in compliance with Purchaser’s internal compliance or bona fide document retention policies.

13.13.6 The provisions of this Section 13.13 shall survive the Closing or the termination of this Contract for a period twelve (12) months; provided that, Purchaser’s obligation with respect to any Confidential Information described in clause (b) of the definition thereof as set forth in Section 13.13.1 shall not survive the Closing.

13.14 Time of the Essence. Time is of the essence with respect to this Contract and any aspect thereof.

13.15 Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16 Attorneys' Fees. In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys' fees and expenses incidental to such litigation, including the cost of any appeals.

13.17 Time Zone/Time Periods. Any reference in this Contract to a specific time shall refer to the time in Chicago, Illinois. If the last day of a time period falls on a weekend or legal holiday, then the next Business Day thereafter shall be considered the end of the time period.

13.18 1031 Exchange. Sellers and Purchaser agree that the purchase and sale of each Property may be part of a tax-free exchange for either Purchaser or a Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service. Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the applicable Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof.

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13.19 No Personal Liability of Officers, Trustees or Directors. None of Sellers’ Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract. None of Purchaser, or Purchaser’s partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, or agents shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20 ADA Disclosure. Purchaser acknowledges that the Properties may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”). The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make a property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Other than Seller’s Representations, (a) Sellers make no warranty, representation or guarantee of any type or kind with respect to any Property's compliance with the ADA or the FHA (or any similar state or local law), and (b) Sellers expressly disclaim any such representations.

13.21 No Recording. Purchaser shall not cause or allow this Contract, or any memorandum or other evidence hereof, to be recorded or become a public record without the Sellers’ prior written consent, which consent may be withheld at Sellers’ sole discretion. If Purchaser records this Contract or any memorandum or evidence thereof without Sellers’ prior written consent, then Purchaser shall be in default under this Contract. Notwithstanding anything to the contrary herein, Purchaser shall be entitled file any lis pendens against the Properties in connection with Purchaser filing an action seeking specific performance of this Contract, subject to the terms and conditions of Section 10.2 hereof.

13.22 Relationship of Parties. Purchaser and Sellers acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property. Neither Purchaser nor Sellers is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.23 AIMCO Marks. Purchaser agrees that Sellers, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract. Purchaser further agrees that Purchaser shall not use the AIMCO Marks for any purpose.

13.24 Non-Solicitation of Employees. Prior to Closing, Purchaser acknowledges and agrees that, without the express written consent of Sellers, neither Purchaser nor any of Purchaser's employees, affiliates or agents shall solicit any of Seller's or Property Manager’s employees located at any Property (or any of any Seller's affiliates' employees located at any property owned by such affiliates) for potential employment.

13.25 Intentionally Omitted.

13.26 Multiple Purchasers. As used in this Contract, the term “Purchaser” includes all entities acquiring any interest in any Properties at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract. If “Purchaser” has

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any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.27 Lead Paint Disclosure. Every purchaser of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller’s possession and notify the buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

13.28 Obligation to Close on all Properties. Except as expressly set forth in this Contract, Purchaser's obligation to purchase the Properties is not severable and Purchaser must purchase all of the Properties. Similarly, except as expressly set forth in this Contract, Sellers' obligations to sell the Properties are not severable and Sellers must sell all of the Properties to Purchaser.

13.29 Joint and Several Liability. Sellers hereby acknowledge and agree that all of the obligations and liabilities of Sellers under this Agreement and in all Closing Documents shall be on a joint and several basis.

13.30 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CONTRACT.

[Remainder of Page Intentionally Left Blank]

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NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

SELLERS:

Aimco Elm Creek, L.P.,
a Delaware limited partnership

By:
Name: ____________________________________
Title: ____________________________________

Aimco Elm Creek Townhomes Three, LLC,
a Delaware limited liability company

By:
Name: ____________________________________
Title: ____________________________________

Aimco Yorktown, L.P.,
a Delaware limited partnership

By: __
Name: ____________________________________
Title: ____________________________________

2200 Grace Owner, LLC,
a Delaware limited liability company

By:
Name: ____________________________________

Title: ____________________________________

Aimco Hyde Park Tower, L.L.C.,
a Delaware limited liability company

By:
Name: ____________________________________
Title: ____________________________________

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Church Street Associates Limited Partnership,
an Illinois limited partnership

By:
Name: ____________________________________
Title: ____________________________________

Williamsburg Limited Partnership,
an Illinois limited partnership

By:
Name: ____________________________________
Title: ____________________________________

Purchaser:

LaTerra Capital Management, LLC,
a Delaware limited liability company

By:
Name: ____________________________________
Title: ____________________________________

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THE UNDERSIGNED, AIMCO OP L.P., A DELAWARE LIMITED PARTNERSHIP, HEREBY JOINS IN THIS AGREEMENT BY SIGNING BELOW TO ACKNOWLEDGE AND AGREE, FOR THE BENEFIT OF PURCHASER, THAT THE UNDERSIGNED SHALL BE JOINTLY AND SEVERALLY LIABLE WITH SELLERS AT ALL TIMES FOR ANY AND ALL OBLIGATIONS AND LIABILITIES OF SELLERS UNDER THIS AGREEMENT WHICH SURVIVE THE CLOSING AND THE CLOSING DOCUMENTS, SUBJECT TO THE LIMITATIONS APPLICABLE TO SELLERS’ OBLIGATIONS AND LIABILITIES SET FORTH IN SECTION 6.3.1 OF THIS AGREEMENT.

DATED AS OF THE EFFECTIVE DATE.

AIMCO OP L.P.,

a Delaware limited partnership

By: AIMCO OP GP, LLC,

a Delaware limited liability company,

its General Partner

By: ________________________

Name: ________________________
Its: ________________________

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ESCROW AGENT SIGNATURE PAGE

The undersigned executes the Contract to which this signature page is attached for the purpose of agreeing to the provisions of Section 2.3 of the Contract.

ESCROW AGENT:

XXXXXXXXXXXXXXXXXXXXXXXX

By:

Name:

Title: